Exhibit 10.16

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

DATED 26th of May 2010

(1) THE WELLCOME TRUST LIMITED

and

(2) PTC THERAPEUTICS, INC.

AGREEMENT FOR THE PROVISION OF FUNDING TO

PTC THERAPEUTICS, INC. FOR RESEARCH RELATING TO

SELECTIVELY DECREASING THE PRODUCTION OF BMI-1

EXPRESSION IN TUMOUR STEM CELLS

1.	INTERPRETATION	3
2.	AWARD	17
3.	THE PROGRAMME	19
4.	PROGRAMME MANAGEMENT AND PROGRAMME AUDIT	20
5.	THE RESEARCH STEERING GROUP	22
6.	SITE VISIT GROUP	25
7.	PROGRAMME COLLABORATORS AND SUBCONTRACTORS	25
8.	INTELLECTUAL PROPERTY — OWNERSHIP AND PROTECTION	26
9.	INTELLECTUAL PROPERTY MANAGEMENT GROUP (“IPMG”)	27
10.	INFRINGEMENT	28
11.	EXPLOITATION	29
12.	TRUST STEP-IN RIGHTS	31
13.	REVENUE PAYMENTS	33
14.	AUDIT OF REVENUE DUE	34
15.	PUBLICATIONS	35
16.	ANNOUNCEMENTS	36
17.	CONFIDENTIALITY	36
18.	WARRANTIES AND INDEMNITIES	38
19.	DISPUTE RESOLUTION	40
20.	DURATION AND TERMINATION	42
21.	EFFECT OF TERMINATION	46
22.	WAIVER	47
23.	ENTIRE AGREEMENT/VARIATIONS	47
24.	ASSIGNMENT	48
25.	SEVERANCE OF TERMS	48
26.	COSTS	48
27.	FURTHER ASSURANCES	48
28.	NOTICES	48
29.	GENERAL	49
30.	GOVERNING LAW	50

THIS AGREEMENT is made and entered into as of the 26th day of May 2010 (the “Commencement Date”)

BETWEEN:

(1)                              THE WELLCOME TRUST LIMITED a company registered in England under number 2711000 as Trustee of the Wellcome Trust, a charity registered in England under number 210183, whose registered office is at 215 Euston Road, London NW1 2BE (the “Trust”); and

(2)                              PTC THERAPEUTICS, INC. a company incorporated and registered in the State of Delaware whose principal place of business is at 100 Corporate Court, South Plainfield, NJ 07080-2449, USA (“PTC”).

RECITALS:

(A)                            PTC is undertaking a research programme aimed at identifying small molecules that selectively decrease the Production of Bmi-1 expression in tumour stem cells (“Bmi-1”);

(B)                            PTC is interested in receiving funding to enable the optimisation and early development of small molecules discovered under the research programme; and

(C)                            In order to further its charitable objectives, the Trust is willing to make a funding award (the “Award”) to PTC under the Trust’s Seeding Drug Discovery Strategic Award Programme to enable PTC to undertake the research programme set out in the Application (as defined below) in accordance with the provisions of this Agreement.

1.                                      INTERPRETATION

1.1                               In this Agreement, unless the context otherwise requires:

“Accounting Standard”                                                          means in the case of PTC and its Affiliates, US GAAP (United States Generally Accepted Accounting Principles), and in the case of Trust and its Affiliates, IFRS (International Financial Reporting Standards), in either case as generally and consistently applied throughout each Party’s organisation, provided, that PTC and its Affiliates may elect to convert to IFRS at any time on an organization-wide basis;

“Affiliate”                                                                                                                                  means, with respect to a given entity, any person, corporation, partnership or other entity, that Controls, is Controlled by, or is under common Control with such entity;

“Agreement”                                                                                                                    means this agreement;

“Application”                                                                                                                means the application made by PTC to the Trust for an award as set out at Schedule 1 as amended by this Application;

“Auditor”                                                                                                                                      Shall have the meaning given to it in Clause 14;

“Award”                                                                                                                                            Shall have the meaning given to it in the Recitals;

“Award Amount”                                                                                            means an award of up to five million and three hundred and ninety-seven thousand United States dollars (US$5,397,000);

“Background Intellectual                                                means:

Property”

(a)                                 any Intellectual Property other than the GEMS Intellectual Property created, devised, generated, owned by or licensed to the PTC Group or which the PTC Group has rights to prior to the Commencement Date (but excluding, for the avoidance of doubt, the Programme Intellectual Property), which are necessary or useful for undertaking the Programme, for the protection or exploitation of the Programme Intellectual Property, and/or which are necessary or useful for the development and exploitation of the Programme Intellectual Property; and

(b)                                 The following patents or patent applications: [**];

“Background Know-How”                                         Means any and all Know-How and any components thereof (including without limitation manufacturing processes and quality control procedures) other than the GEMS Know-How which are used by the PTC Group at any time for the Programme which are necessary or useful for undertaking the Programme, for the protection or exploitation of the Programme Intellectual Property, and/or which are necessary or useful for the development and exploitation of the Programme Intellectual Property, but excluding the Programme Intellectual Property. For the avoidance of doubt, PTC Background Know-How shall include Know-How generated by any PTC Affiliate and subsequently used by PTC for the Programme;

“Base Shares”                                                                                                              shall have the meaning given to it in Schedule 6;

“Books”                                                                                                                                               shall have the meaning given to it in Clause 14;

“Business Day”                                                                                                       means a day on which banks are normally open for business and which is not a Saturday or Sunday or a bank or public holiday in England, or in the State of New Jersey;

“Change of Control”                                                                         Means the acquisition by any Third Party of Control of PTC, other than (a) acquisitions by employee benefit plans sponsored or maintained by PTC, (b) the initial public offering of PTC, (c) the acquisition by an institutional investor (or group of institutional investors), such as a venture capital fund, private equity fund or hedge fund, of shares of PTC for investment purposes in a transaction approved by PTC’s Board of Directors, or (d) a business combination involving PTC pursuant to which the stockholders of PTC immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination;

“Clinical Trial”                                                                                                    means a clinical trial conducted in accordance with recognised protocols approved by a Competent Authority;

“Co-applicants”                                                                                                    means Dr. Young-Choon Moon and Dr. Marla Weetall of PTC;

“Commencement Date”                                                          means the date of this Agreement as set out at the top of page 3;

“Competent Authority”                                                          means any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of, or of any government of, any country having jurisdiction over this Agreement or any of the Parties or over the development or marketing of drugs including the European Commission and the European Court of Justice, the US Food and Drug Administration, the European Medicines Agency (or any successor entity) and any national regulatory authorities;

“Conditions”                                                                                                                     means the conditions set out at Schedule 2 which must be satisfied (to the reasonable satisfaction of the Trust) at all times during the Programme;

“Confidential Information”                                  means any and all data, results, Know-How, show how, software, plans, details of research work, discoveries, inventions, intended publications, intended or pending patent applications, designs, technical information, business plans, budgets and strategies, business or financial information or other information in any medium and in any form, and any physical items, prototypes, compounds, samples, components or other articles or Materials disclosed on or after the Commencement Date of this Agreement by one Party to another Party whether orally or in writing or in any other form including for the avoidance of doubt Background Intellectual

Property and Background Know-How;

“Control”                                                                                                                                      means, in relation to PTC, where a person (or persons acting in concert) directly or indirectly including through any subsidiary or holding company or subsidiary of such holding company:

(a)                                 has beneficial ownership over more than fifty per cent (50%) of the total voting rights conferred by all the issued shares in the capital of the company which are ordinarily exercisable in general meeting; or

(b)                                 has the right to appoint or remove a majority of its directors; or

(c)                                  has power to direct that the affairs of the company are conducted in accordance with its wishes;

in each case where such person or persons did not have such beneficial ownership, right or power at the Commencement Date;

and “Controlled” and “Controlling” shall be construed accordingly;

“Cost of Goods”                                                                                                  means in respect of any Products the fully allocated cost of manufacture as calculated in accordance with the accounting standard applicable to the selling party, consistently applied in accordance with Schedule 4 together with any and all royalties payable to any Third Party for technology directly related to the supply of the Products including without limitation any formulation technology and access to Materials owned by Third Parties;

“Development”                                                                                                        means research and development activities relating to the Programme Intellectual Property and any Products following completion of the Programme including Clinical Trials and “Develop” shall be construed accordingly;

“Disclosure Letter”                                                                                 means:

(a)                                 as at the Commencement Date, the disclosure letter dated the same date as this Agreement and accepted by the Trust, and

(b)                                 after the Commencement Date, the disclosure letter as subsequently amended and agreed by the Parties immediately prior to the payment of each Tranche (or first installment of the each Tranche) of the Award Amount;

“Distributor”                                                                                                                   means a Third Party with whom PTC enters into a standard commercial distribution or sales arrangement with respect to marketing or sales of Product in a particular territory or region. For clarity, although PTC may grant a licence to a Distributor in support of such arrangement, a Distributor shall not constitute a Licencee for the purposes of this Agreement.

“Documents”                                                                                                                    means reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROMs, computer programs and documents thereof, computer information storage means, samples of material, other graphic or written data and any other media on which Know-How can be permanently stored;

“End of Award Report”                                                         shall have the meaning given to it in Clause 2.5;

“Expert”                                                                                                                                           shall have the meaning given to it in Clause 19;

“Exploit”                                                                                                                                        means exploitation activities after completion of the Programme including obtaining Marketing Approval and the commercialisation, licensing, marketing, distribution and sales of Programme Intellectual Property and any Products utilising the Programme Intellectual Property including on a Not-for-Profit Basis and “Exploited” and “Exploitation” shall be construed accordingly;

“Exploiting Party”                                                                                   means the Party or Parties undertaking development and exploitation pursuant to Clauses 11 and 12;

“Field”                                                                                                                                                     means the use of small molecules that selectively decrease the expression of Bmi-1 in tumour stem cells for the treatment, mitigation, diagnosis or prevention of disease in man or other animals;

“For Profit Basis”                                                                                       means sales of Products on other than a Not For Profit Basis;

“FTE”                                                                                                                                                        means one full time equivalent employee based upon a total of [**] hours worked per annum, not including time off; provided, that employees shall be accounted for on a percentage of effort basis;

“GEMS”                                                                                                                                            means PTC’s drug discovery technology for the modulation of gene expression by small molecules.

“GEMS Intellectual Property”                   means:

(a)                                 any Intellectual Property created, devised,

generated, owned by or licensed to the PTC Group or to which the PTC Group has rights (but excluding, for the avoidance of doubt, the Programme Intellectual Property), which relates to the GEMS technology; and

(b)                                 The following patents or patent applications:

[**]

“GEMS Know-How”                                                                          Means any and all Know-How and any components thereof directly and solely relating to the GEMS technology.

“Intellectual Property”                                                            means:

(a)                                 patents, designs, trade marks and trade names (whether registered or unregistered), copyright and related rights, database rights, Know-How and confidential information;

(b)                                 all other Intellectual Property and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future; and

(c)                                  applications, extensions and renewals in relation to any such rights;

“Invention Policy”                                                                                     shall have the meaning given to it in Clause 4.3;

“IPMG”                                                                                                                                               means the Intellectual Property Management Group established in accordance with Clause 9;

“IPMG Member”                                                                                            means a member of the IPMG;

“Know-How”                                                                                                                   means any technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities and computer programs or algorithms. Know-How includes Documents containing Know-How, including but not limited to any rights including trade secrets, copyright, database or design rights protecting such Know-How. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public;

“Lead Compound”                                                                                    means any Programme Compound which satisfies the criteria set out in Milestone 1 in Schedule 3 for use in the Field;

“Licencee”                                                                                                                                means a Third Party other than a Distributor to whom PTC grants a license to Exploit Programme Intellectual Property in the Field in a bona fide, arms-length transaction.

“Major Market”                                                                                                 means any of the United States, the United Kingdom, Japan, and any two of the following: France, Spain, Germany and Italy.

“Marketing Approval”                                                             mean all approvals, licences, registrations or authorisations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the marketing and sale of Products in a regulatory jurisdiction (including in the case of countries where no national agency exists for the approval of small molecules, approval by the World Health Organisation);

“Material”                                                                                                                                means any chemical or biological substance other than the GEMS assay and its component materials including any:

(a)                                 organic or inorganic element;

(b)                                 nucleotide or nucleotide sequence including DNA and RNA sequences;

(c)                                  gene;

(d)                                 vector or construct including plasmids, phages or viruses;

(e)                                  host organism including bacteria, fungi, algae, protozoa and hybridomas;

(f)                                   eukaryotic or prokaryotic cell line or expression system or any development strain or Product of that cell line or expression system;

(g)                                  protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody;

(h)                                 drug or pro-drug;

(i)                                     assay or reagent;

(j)                                    any other genetic or biological material or micro-organism; data for the derivation of molecular structures including NMR spectra, X Ray diffraction patterns and other primary experimental information, assignments and other calculations required for determination of the structure, and co-ordinates of the derived molecular structure; and

(k)                                 transgenic animals;

“Milestones”                                                                                                                      means the Milestones as described in Schedule 3, and “Milestone” means any one of them;

“Milestone Dates”                                                                                         means the dates set out in Schedule 3 for the achievement of a Milestone and “Milestone Date” means any one of them;

“Milestone Extension”                                                                shall have the meaning given to it in Clause 2.4;

“Milestone Report”                                                                                 shall have the meaning given to it in Clause 2.3;

“Net Sales”                                                                                                                               means the net sales on behalf of PTC and any of its Affiliates or Distributors for the Products sold to Third Parties other than Licensees, as determined in accordance with PTC’s usual and customary accounting methods, which are in accordance with the Accounting Standards.

(a)                                 In the case of any sale or other disposal of a Product between or among PTC and its Affiliates or Distributors, for resale, Net Sales shall be calculated only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party;

(b)                                 In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice;

(c)                                  In the case of any sale or other disposal for value, such as barter or counter-trade, of any

Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated on the value of the non-cash consideration received or the fair market price (if higher) of the Product in the country of sale or disposal; and

(d)                                 In the event the Product is sold as a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by weight, if the Product is priced by weight; otherwise, by patient dose,) average sale price in a particular country of the Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, PTC shall in good faith propose a relative allocation of value (and supporting methodology) for determining Net Sales for purposes of royalty payments with respect to such Combination Product, and Trust shall consider such proposal in good faith, and the Parties shall seek to reach agreement on such allocation. If the Parties are unable to reach such agreement within [**] days after PTC provides such proposal, the issue shall be referred for binding resolution to a mutually agreeable individual (not affiliated with either Party) with expertise in the marketing and sales of similar pharmaceutical products similar to the Combination Product at issue (including experience in pricing and reimbursement), such resolution to occur within [**] Business Days after such referral.

“Non-Exploiting Party”                                                        means the Party or Parties not undertaking Development and Exploitation;

“Not for Profit Basis”                                                                   means (a) sales of Products where the consideration received by the seller is less than or equal to the sum of the Cost of Goods for such Product; in calculating the consideration received by the seller account shall be taken of any equity or lump sum or other payments received by the seller in respect of the Product; or (b) or sales of Products where the seller is a charitable organisation (other than the Trust or its

Affiliates) under applicable law;

“Parties”                                                                                                                                          means the parties to this Agreement, or any of them, as the context may require, and “Party” shall be interpreted accordingly;

“Phase 1 Clinical Trial “                                                   means a human clinical trial in any country, the principal purpose of which is a preliminary determination of safety in individuals or patients, that would satisfy the requirements of 21 C.F.R. §312.21(a), or an equivalent clinical study required by a Competent Authority outside the United States.

“Phase 2 Clinical Trial “                                                   means a human clinical trial conducted in any country, intended to explore multiple doses, dose response or duration of effect to generate initial evidence of safety and activity in a target patient population, that would satisfy the requirements of 21 C.F.R. §312.21(b), or an equivalent clinical study required by a Competent Authority outside the United States.

“Phase 3 Clinical Trial “                                                   means a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. §312.21(c), or an equivalent clinical study required by a Competent Authority outside the United States that is prospectively designed to confirm with statistical significance in an expanded patient population the efficacy and safety of a drug in a given patient population, and the results of which are intended, alone or in combination with any other Clinical Trial, to form the basis for Marketing Approval by a Competent Authority.

“PTC Group”                                                                                                                means PTC and any Affiliate of PTC;

“Policies and Positions”                                                        means the policies and positions of the Trust for grants from time to time, which are set out at http://www.wellcome.ac.uk/node3610.html;

“Principal Investigator”                                                     means Dr. Thomas Davis of PTC;

“Product”                                                                                                                                     means any Product developed by any member of the PTC Group or any Third Party incorporating, comprising or derived from the Programme Intellectual Property in finished dosage pharmaceutical form;

“Programme”                                                                                                             means the research and development programme described in the Application and funded by the Trust pursuant to the Award and the terms of this Agreement; provided, that the RSG may amend the research and development programme from time to time in accordance with this Agreement;

“Programme Compound”                                            means any compound identified or designed by PTC or another member of the PTC Group based on any hit or hits against the Bmi-1 target identified following screening and in respect of which activities are undertaken by (or on behalf of) PTC in the course of the Programme, and in each case shall include the chemical compound as well as esters, salts, hydrates, solvates, polymorphs and isomers thereof;

“Programme Books and                                                    shall have the meaning given to it in Clause 4.4;

Records”

“Programme Intellectual

Property”                                                                                                                                      means any Intellectual Property (including the Programme Patents) created, devised or arising out of PTC or Staff undertaking and performance of the Programme or any part of it, including, without limitation, the Lead Compounds;

“Programme Inventions”                                               means any inventions created, devised or arising out of PTC or Staff undertaking and performance of the Programme or any part of it;

“Programme Patents”                                                                 means any patent applications that may be made by a member of the PTC Group or by the Trust on behalf of a member of the PTC Group (as appropriate) which claim any Programme Inventions or parts thereof, and any patents resulting from any such applications, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them in all countries, including any divisional applications and patents, refiling, renewals, continuations, continuations-in-part, patents of addition, extensions (including patent term extensions), reissues, substitutions, confirmations, registrations, re validations, pipeline and administrative protections and additions, and any equivalents of the foregoing in any and all countries of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them;

“Programme Term”                                                                          means the time period commencing on the Commencement Date and ending on the earlier of completion of the Programme or three (3) years.

“PubMed Central”                                                                                     means an archive of life science journal literature operated by the National Center for Biotechnology Information, a division of the US National Library of Medicine accessible at http://www.pubmedcentral.nih.gov/;

“Quarter”                                                                                                                                    means a period of three (3) consecutive calendar months commencing on 1 January, 1 April, 1 July or

1 October in any year and “ Quarterly” shall be construed accordingly;

“Research Steering                                                                                 means the group of persons constituted in accordance with Clause 5;

Committee” and “RSG”

“Revenue Sharing Terms”                                          shall have the meaning given to it in Schedule 6;

“Site Visit Group”                                                                                        means the group constituted in accordance with Clause 6;

“Staff”                                                                                                                                                      means all scientific and technical staff, who are employees, students, officers, contractors, independent consultants or otherwise of PTC (or any other member of the PTC Group) and who participate in the Programme including without limitation the Principal Investigator and the Co-applicants, together with any relevant administrative staff assisting with the Programme;

“Third Party”                                                                                                              means any entity or person other than the Parties or an Affiliate of a Party;

“Tranches”                                                                                                                             means the tranches of the Award Amount payable by the Trust to PTC as set out in Schedule 3, and “Tranche” shall mean each of them;

“Trust Contribution”                                                                      Means (a) tranches of the Award Amount paid by the Trust to PTC and (b) in the event a Milestone has been completed but PTC (i) has failed to submit a Milestone Report or request payment of the next tranche of the Award Amount, or (ii) is otherwise in breach of the Agreement and such breach would give rise to a termination right on the part of the Trust pursuant to Clause 20.2 or 20.3, those tranches of the Award Amount that would have been payable by the Trust to PTC but for PTC’s omission or breach;

“Valid Claim”                                                                                                             shall mean a claim of an issued Patent Right of the Programme Intellectual Property, or a claim of a pending patent application or a supplementary protection certificate of a Patent Right of the Programme Intellectual Property that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment; provided however that such claim within a patent application has not been revoked, cancelled, withdrawn, held invalid or abandoned or been pending for more than [**] years from the date of its first priority filing anywhere in the world;

“Value Added Tax”                                                                                shall have the meaning given to it in Clause 13.6; and

“Warranties”                                                                                                                 means the warranties given by PTC to the Trust as set out in Clause 18.2.

1.2                               References in this Agreement to any statutory provisions shall be construed as references to those provisions as respectively amended consolidated or re enacted (whether before or after the Commencement Date) from time to time and shall include any provisions of which they are consolidations or reenactments (whether with or without amendment).

1.3                               Reference to any statute, statutory instrument, regulation, by law or other requirement of English law and to any English legal term for any actions, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or doctrine shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the relevant English term.

1.4                               The Schedules and Recitals form part of this Agreement and any reference to this Agreement shall include the Schedules and Recitals.

1.5                               In this Agreement:

(a)                                 the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa;

(b)                                 references to persons shall include bodies corporate, unincorporated associations, partnerships and individuals;

(c)                                  except where the contrary is stated, any reference in this Agreement to a Clause or Schedule is to a Clause of or Schedule to this Agreement, and any reference within a Clause or Schedule to a sub Clause, paragraph or other sub-division is a reference to such sub Clause, paragraph or other sub-division so numbered or lettered in that Clause or Schedule.

1.6                               The headings in this Agreement are inserted for convenience only and shall not affect the construction of the provision to which they relate.

1.7                               References to the winding-up of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, bankruptcy, merger or consolidation of such person and an equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.8                               Any reference to books, records or other information includes books, records or other information in any format or medium including paper, electronically stored data, video or audio recordings and microfilm.

1.9                               Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms

1.10                        Where reference is made in this Agreement to the prior written consent of the Trust being required in respect of any matter, the Company shall give not less than [**] Business Days notice to the Trust of the matter for which such consent is required.

2.                                      AWARD

2.1                               The Award Amount will be payable in Tranches as set out in Schedule 3. Any Tranche may be paid in smaller instalments as may be determined by the Trust.

2.2                               The Trust shall pay the first instalment of the first Tranche of the Award Amount to PTC within [**] Business Days of the Commencement Date. PTC undertakes to commence the Programme within [**] months of receipt of the first instalment of the first Tranche of the Award Amount.

2.3                               When PTC considers that any Milestone has been achieved by the relevant Milestone Date:

(a)                                 PTC shall as soon as reasonably practicable provide the Trust with a detailed report (the “Milestone Report”) setting out how the Milestone was achieved and requesting payment of the next Tranche of the Award Amount; and

(b)                                 The Trust shall confirm to PTC in writing, within [**] Business Days of receipt by the Trust of the Milestone Report either that:

(i)                                    the Milestone has been achieved by the Milestone Date to the Trust’s reasonable satisfaction, in which case the Trust shall make payment of the next Tranche of the Award Amount within [**] Business Days of the date of such written confirmation in the amount determined by the Trust from time to time; or

(ii)                                 the Milestone has not been achieved to the Trust’s reasonable satisfaction by the relevant Milestone Date and that the payment shall not take place, in which case the Trust shall provide PTC with reasonable details of the grounds on which it has reached this decision.

2.4                               The Trust may, at its sole discretion, grant PTC a reasonable period of time (“Milestone Extension”), in order to address the reasons why the Trust has judged that a particular Milestone has not been met. Upon the expiry of a Milestone Extension, the Trust shall, at its sole discretion, decide whether or not to permit full or partial payment of the relevant Tranche of funding to PTC.

2.5                               PTC shall complete and submit a detailed report on the work done and outcomes of the Programme (“End of Award Report”) in the prescribed form to the Trust, such report to be presented to the Trust within [**] days after the completion of the Programme (or such other date as may be agreed with the Trust). The Trust will evaluate the End of Award Report and will notify PTC within [**] Business Days of receipt whether the report is acceptable to the Trust. If the End of Award Report is not acceptable to the Trust, it shall notify PTC of its reasons at the same time, which may include that the report is incomplete or insufficiently detailed and the Trust shall have the right to withhold further funding until the Trust receives an End of Award Report which the Trust deems to be acceptable.

2.6                               The Trust will only be obliged to pay any Tranche to PTC if, at the time of request for payment from PTC or the due date for payment of the Tranche:

(a)                                none of the events described in Clauses 20.2, 20.3, 20.4(a), or 20.5 have occurred or would result from the proposed payment;

(b)                                PTC is not in breach of any of any of the Conditions;

(c)                                 the Warranties are true and correct in all respects, subject to the matters set out in the relevant Disclosure Letter;

(d)                                the Trust has received the relevant Disclosure Letter and the contents of such Disclosure Letter are reasonably acceptable to the Trust; and/or

(e)                                 the Site Visit Group has conducted a review of PTC’s facilities in accordance with Clause 6 and such visit has not been completed to the reasonable satisfaction of the Trust.

2.7                               If any Milestones have not been achieved by [**] years from the Commencement Date, unless agreed otherwise in writing by the Trust, the Trust shall have no obligation to pay any Tranche (or part thereof) which has not been paid prior to that date.

2.8                               All payments made by the Trust to PTC under this Agreement shall be made in United States dollars ($). PTC shall ensure that it holds a bank account in the currency in which the Award Amount shall be advanced. Payment shall be made by electronic wire transfer of immediately available funds directly to PTC’s account designated below or to such other account as PTC may specify by written notice.

Bank Account for PTC:

Account Name:                                                          PTC Therapeutics, Inc.

Account No.:                                                                        [**]

ABA No.:                                                                                           031201467

Swift No.:                                                                                          PNBPUS33

Bank:                                                                                                              Wachovia Bank NA

Branch address:                                                        MAC N 2684-020, 120 Mountain View Blvd., Suite 200, Basking Ridge, NJ 07920, USA.

2.9                               The Trust shall not be under any obligation to pay any part of the Award Amount to PTC unless PTC operates a treasury policy that is approved by the Trust.

2.10                        Each of the Trust and PTC shall (and PTC shall procure that relevant members of the PTC Group shall) pay any and all taxes levied in respect of all payments it receives or makes under this Agreement. Any withholding or other taxes that is required by law to be withheld or paid, with respect to any payments to it under this Agreement, shall be deducted from such payments and paid contemporaneously with the remittance, together with evidence of such withholding or payment. Such withholding and payment shall fully discharge the party making the payment and no further payment shall be required by the payor to the payee. The party withholding or making such payment shall furnish the other party with appropriate documents to secure application of the most favourable rate of withholding tax under applicable law.

2.11                        PTC undertakes to use all funding received from the Trust pursuant to this Agreement solely for the purposes of the Programme as described in the Application. PTC shall obtain the Trust’s prior written consent to any other use of any funding received from the Trust pursuant to this Agreement.

2.12                        Subject to Clause 2.13 below, PTC undertakes that it shall not (and PTC shall procure that other members of the PTC Group shall not) seek to apply for or accept without the Trust’s prior written consent (such consent not to be unreasonably withheld) any other funding or support (whether in kind or otherwise) for the programme of research agreed for the Programme, whether commercial or non-commercial, during the period of the Programme.

2.13                        PTC hereby grant to the Trust a first option to consider any further requirements of PTC for the funding of the programme of research agreed for the Programme or any further development of the results of the Programme for a period of [**] years following the end of the Programme Term. Any such further funding requirements shall be notified to the Trust by PTC (as the case may be), and the Trust shall within [**] days of such notification indicate to PTC whether the Trust wishes to so further fund (in whole or in part), subject to the proper Trust funding application and review process being carried out. If the Trust does not so elect, then the option shall lapse. For clarity, this Clause 2.13 is not intended to restrict PTC from engaging in general capital raising activities provided that such funds are not specifically earmarked for the Programme.

3.                                      THE PROGRAMME

3.1                               PTC undertakes to use its reasonable endeavours to achieve each Milestone on or before each relevant Milestone Date.

3.2                               PTC undertakes to diligently perform the research and the Programme management of the Programme, as set out in the Application and as determined by the RSG and the IPMG from time to time.

3.3                               Subject to existing confidentiality obligations and legal restrictions, including contractual restrictions, PTC shall inform the RSG in writing of any on-going research being carried on by PTC or any on-going research that, to the knowledge of PTC, is being carried on by any other member of the PTC Group in the Field. PTC undertakes, throughout the duration of this Agreement, to use its reasonable endeavours to co-operate with and to adopt a synergistic and collaborative approach to work with Third Parties working on similar research and development programmes to the Programme.

4.                                      PROGRAMME MANAGEMENT AND PROGRAMME AUDIT

4.1                               PTC shall appoint a Programme manager from its Staff who shall be responsible on a day-to-day basis for co-ordinating the internal and external components of the Programme.

4.2                               PTC warrants that it has or that it shall have in place contracts with its Staff such that any Programme Intellectual Property shall be owned by and assigned to PTC and that each member of the Staff is obliged to waive (to the extent that such rights exist under applicable law and are waivable) all moral rights and rights of a like nature in the Programme Intellectual Property. The Trust may upon reasonable notice require PTC to produce all and any Staff contracts for inspection by the Trust except as may be limited by applicable laws.

4.3                               PTC shall cause to be kept full, detailed and accurate records of all of its activities and results obtained in connection with the Programme. In this respect, PTC shall and shall procure that the Staff shall at all times:

(a)                                 observe professional standards; and

(b)                                 maintain a policy which requires its Staff or others acting on its behalf to record and maintain all data and information developed during the Programme in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice (an “Invention Policy”). Such Invention Policy shall, among other things, provide that such individuals are to keep record all research, development and other work carried out in respect of the Programme and the results of such research, development and other work, in standard laboratory notebooks (or electronic equivalents that meet the requirements of applicable law) that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

4.4                               PTC shall maintain, or cause to be maintained, books and records of its activities under the Programme and its expenditure of the Trust Award (the “Programme Books and Records”) in sufficient detail and in good scientific manner appropriate for audit, patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective activities under the Programme, and which shall be retained by PTC for at least [**] years after the creation of the record, or for such longer time period prescribed by PTC’s document retention policies or as may be required by applicable law. The Trust shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any Programme Books and Records if required for audit, patent or regulatory purposes provided that the Trust shall not be entitled to exercise this right more than [**] in any calendar year, shall only use such information for the purposes of exercising its rights or complying with its obligations under this Agreement, and shall treat such Programme Books and Records and any copies thereof as Confidential Information.

4.5                               PTC shall procure that the control of expenditure to be funded under the Award is governed by the normal accounting standards and procedures applicable to members of the PTC Group and such expenditure shall be covered by the formal audit arrangements that exist within the PTC Group. Following the annual audit of PTC by its external auditors, PTC shall provide the Trust with the audited financials which shall indicate whether the external auditors have signed their opinion on the annual accounts of PTC without qualification. PTC shall further confirm in writing to the Trust that the management letter from the auditors raises no matters that did or could significantly affect the administration of grants awarded by the Trust. If the auditors have raised any such matters in their management letter, PTC shall, on request from the Trust, provide the Trust with relevant extracts from the letter.

4.6                               During the Programme Term and for a period of [**] years afterwards, the Trust shall have the right, at its discretion and expense, to audit (either directly or via a Third Party engaged by it):

(a)                                 any expenditure of the Award Amount including, without limitation, any expenditure by PTC, any other member of the PTC Group, Co-applicants, collaborators and/or subcontractors;

(b)                                 the systems used by PTC to administer Trust grants generally; and

(c)                                  any equipment acquired under the Award Amount.

Provided, that the Trust shall not be entitled to exercise this audit right more than [**] in any calendar year, and shall only use such information for the purposes of exercising its rights or complying with its obligations under this Agreement, and shall treat the any documents reviewed or information received as a result of such audit as Confidential Information.

4.7                               In furtherance of the Trust’s audit right pursuant to Clause 4.6, PTC shall (and shall procure that its Affiliates shall) provide access at any time during business hours for auditors and other personnel from or appointed by the Trust to accounting and other financial and corporate records relating to this Agreement, the Award, the Programme Books and Records, and the activities funded by the Trust (at the Trust’s expense), if requested at any time on reasonable advance notice. Where any of the Award Amount has been paid by PTC to any collaborators and/or sub-contractors, PTC shall use its best efforts to procure that the right of access for audit purposes extends to the accounts and records of any such collaborator and subcontractor.

4.8                               PTC shall maintain a separate accounting cost code specific to the Award, and all costs and income properly relating to the Award shall be accounted for through that cost code. PTC shall ensure that appropriate records are kept to support the entries made on the cost code.

4.9                               PTC shall be responsible for the management, monitoring and control of all research work undertaken by it. This shall include, as appropriate, the requirements of all applicable laws and regulatory authorities, including but not limited to those governing the use of radioactive isotopes, diagnostic tools, animals, pathogenic organisms genetically modified organisms, toxic and hazardous substances, research on human subjects and human embryos, and include appropriate ethical approvals and consents, including for example but not limited to, such approvals and consents for obtaining tissues and other human samples. For any clinical trial carried out pursuant to the Programme, PTC shall on the Trust’s written request supply details of such clinical trial for publication on the Trust’s clinical trials register and any applicable national clinical trials register.

4.10                        Any research under the Programme that involves animals that is undertaken by any member of the PTC Group, collaborators, subcontractors or service providers (whether in the UK, United States or any other country) shall comply with both the Trust’s policy on the use of animals in research and the principles set out in the document “Responsibility in the use of animals in bioscience research: Expectations of the major research council and charitable funding bodies” (http://www.wellcome.ac.uk/About-us/Policy/Policy-and-position-statements/WTD040129.htm). If procedures taking place in the UK and regulated under the UK Animals (Scientific Procedures) Act 1986 will be used, the research shall comply with such Act, be approved by the local ethical review process and be conducted with due consideration for the 3Rs (replacement, reduction and refinement of the use of animals in research). If procedures taking place in the US and regulated under the US Animal Welfare Act of 1966, as amended, the research shall comply with such Act.

4.11                        Any research under the Programme that is undertaken by any member of the PTC Group, collaborators, subcontractors or service providers (whether in the UK, the United States or any other country) shall:

(a)                                 comply with the World Medical Association’s “Declaration of Helsinki - Ethical Principles for Medical Research Involving Human Subjects 2008” as amended from time to time;

(b)                                 be subject to appropriate ethical review procedures in accordance with applicable law;

(c)                                  comply with all applicable local legislation; and

(d)                                 be approved by the local ethical review process.

5.                                      THE RESEARCH STEERING GROUP

5.1                               As soon as practicable following the Commencement Date, the Trust and PTC shall establish a Research Steering Group (“RSG”) to oversee the Programme, which shall:

(a)                                 monitor the performance and technical content of the Programme against the description outlined in the Application;

(b)                                 assess the ongoing results of the Programme and what has been learnt and agree future research;

(c)                                  critically assess the results of the Programme;

(d)                                 identify and address any weaknesses or delays in the Programme;

(e)                             co-ordinate internal and outsourced components of the Programme, including agreeing on whether to pursue any collaborations or subcontracts not specifically identified in the Application;

(f)                              modify or authorise modifications to the implementation of the Programme (including the implementation of the Programme objectives) as necessary from time to time;

(g)                             operate as the key forum through which the Trust shall be informed as to progress of the Programme and through which the Trust shall liaise with PTC concerning the conduct of the Programme, including preparing an annual written report for the Trust on progress;

(h)                            advise the Trust when and whether each of the research phases, Milestones or targets of the Programme have been achieved; and

(i)                                review all proposed public disclosures relating to the Programme, including proposed presentations, posters and papers (ensuring that the contribution of the Trust is acknowledged in all such proposed publications and that the Trust’s Award number is quoted) and advise the Trust as to the RSG’s reasonable recommendations in respect of such proposed publications;

provided that the RSG shall have no right to amend or vary the terms of this Agreement or to alter the fundamental scope or objectives of the Programme which power is reserved to the Parties.

5.2                               The RSG shall be established and run by the Parties as follows:

(a)                                 The RSG shall comprise the following persons (“Members”):

(i)                                     [**] representatives of PTC, one of whom shall be the Principal Investigator;

(ii)                                  at least one independent industry adviser with experience which is relevant to the Programme;

(iii)                               [**] representatives or nominees of the Trust’s Technology Transfer Division (at the Trust’s option).

(b)                                 The Trust shall have the option to appoint up to [**] Members and up to [**] observers to the RSG, to remove any Member or observer appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such Member or observer. In the event that the Trust does not appoint any Member or observer, the Trust shall have the right to receive all papers that a Member or observer would be entitled to receive.

(c)                                  PTC shall have the option to appoint up to [**] Members and up to [**] observers to the RSG, to remove any Member or observer appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such Member or observer; provided, that the Principal Investigator shall always be one of PTC’s Members.

(d)                                 PTC and the Trust shall jointly agree the identity of the Members of the RSG who are independent industry adviser(s). The costs and expenses of the independent industry adviser(s) shall be met out of the Award Amount.

(e)                                  The Principal Investigator shall be the chairperson of the RSG (“RSG Chair”) and shall be responsible for organising meetings of the RSG, including preparing papers prior to meetings and ensuring that minutes of meetings are produced promptly after each meeting. All papers and minutes shall be circulated to each Member in a timely manner. Except in exceptional circumstances (when the Principal Investigator may nominate another person as his alternate), the Principal Investigator shall attend all RSG meetings.

(f)                                   The quorum for RSG meetings shall be [**] Members including a [**]. Decisions of the RSG shall be made by majority agreement with each Party entitled to cast one (1) vote regardless of the number of Members present. If the RSG is unable to reach agreement on a decision, the decision shall be escalated to the Director of Technology Transfer at the Trust and the head of Discovery Research at PTC for resolution. For the avoidance of doubt, any observers appointed by the Parties shall not be Members of the RSG and shall not have a right to participate in its decision-making process unless otherwise agreed in writing by PTC and the Trust.

5.3                               Meetings of the RSG shall be convened by the Principal Investigator as required but at least [**] months (or less frequently with the consent of the Trust) for the duration of the Programme Term, on not less than [**] Business Days’ written notice (to be accompanied by an agenda for the meeting). Following the end of the Programme Term, the RSG shall meet within [**] Business Days to discuss and report on the outcomes of the Programme, and shall thereafter be dissolved.

5.4                               Any or all Members may, with the prior consent of the RSG Chair, attend a meeting of the RSG by telephone or other electronic means rather than in person, provided that all Members attending the meeting can hear and be heard for all parts of the meeting. For the avoidance of doubt, RSG Members attending a meeting by telephone or other electronic means shall have the same voting rights as an RSG Member present in person.

5.5                               A representative from any key outsourcing suppliers, collaborators or subcontractors involved in the Programme (if any) shall be invited to RSG meetings as an observer. The RSG shall also have power to invite persons whose special skills or influence might advance the Programme to attend and address meetings of the RSG. Such persons shall not be Members of the RSG and shall not have a right to participate in its decision-making process. The RSG Chair shall ensure that any such invitees sign confidentiality agreements in a form acceptable to all parties.

5.6                               PTC shall upon request make available to the Trust and/or the RSG copies of all records generated in connection with the Programme, including for the avoidance of doubt, records generated by its Staff under Clause 4.3 and by any Third Party collaborators to the Programme appointed under Clause 7.

5.7                               During the Programme Term, PTC shall procure that the Principal Investigator monitors the work carried out under the Programme for material that may be the subject of Programme Inventions and shall promptly notify the RSG of any such Programme Invention. Without prejudice thereto, during the Programme Term, PTC shall make reports on work being carried out under the Programme to the RSG [**], or from time to time as the RSG may reasonably request, such reports to include the progress of the Programme as well the matters described in Clause 11.9.

6.                                      SITE VISIT GROUP

6.1                               The Trust may appoint a Site Visit Group, made up of a small team of independent experts and observers from the Trust’s Technology Transfer Division. The Site Visit Group shall have reasonable access for the duration of the Programme during normal working hours and at mutually agreed times to visit all the premises where the Programme is being conducted to consult informally with PTC’s employees, researchers, consultants or contractors working on the Programme to evaluate progress, performance and key issues and to report back to the Trust and the RSG on their findings.

6.2                               The Site Visit Group may recommend that the Trust terminates the Programme due to a serious failure in the progress, management or conduct of the Programme (including but not limited to a finding that the Programme will be unable to achieve the next Milestone within a reasonable time period after the relevant Milestone Date), or due to a major external scientific, technical or commercial barrier which means that the Programme is unlikely to succeed in its objectives. If the Site Visit Group makes such a recommendation pursuant to this Clause 6.2, it must provide written notice of its recommendation and the rationale therefor to the Parties.

6.3                               If PTC is unable to remedy a serious failure or external barrier identified by the Site Visit Group pursuant to Clause 6.2 within [**] Business Days, or such longer time period as the Trust may, in its sole discretion, allow, the Trust may terminate this agreement pursuant to Clause 20.3(b).

7.                                      PROGRAMME COLLABORATORS AND SUBCONTRACTORS

7.1                               If PTC wishes to use a Third Party collaborator or sub-contractor to conduct any part of the Programme, it shall seek the consent of the RSG unless such sub-contractor or collaborator is specified in the Application. PTC shall provide a copy of the agreed form of any sub-contract or collaboration agreement to the Trust for review by the Trust prior to signature by the parties thereto. Unless otherwise agreed in writing between the Parties, PTC shall ensure in all cases that any collaborations or sub-contracts shall be on the following terms:

(a)                                 that the Third Party shall not have any rights to any results emerging from such work and all such results shall as between the Parties and the Third Party be deemed to be Programme Intellectual Property and owned in accordance with the provisions of this Agreement; provided, however, that if applicable law prevents assignment of ownership, PTC shall use its best efforts to secure appropriate license or option rights to such intellectual property;

(b)                                 that the Third Party shall be under obligations of confidence concerning such results on terms equivalent to those set out under this Agreement;

(c)                                  that the Third Party shall keep detailed records including scientific notebooks of all of its activities and upon request shall make available copies to the Trust, except where prohibited by applicable law;

(d)                                 that the Third Party will upon reasonable request make available its premises where the Programme is being conducted, and its employees and/or consultants for discussion with the Site Visit Group as referred to in Clause 6, except where prohibited by applicable law; and

(e)                                  that the provisions of such sub-contract or collaboration agreement shall be consistent with the nature of the Award and the payment of the Award Amount in Tranches, the Trust’s rights pursuant to Clauses 12 and 13 and the termination provisions of this Agreement, and shall terminate if this Agreement terminates.

8.                                      INTELLECTUAL PROPERTY — OWNERSHIP AND PROTECTION

8.1                               In the event that any Programme Intellectual Property arises, it shall be the property of PTC. Any Programme Patents arising from such Programme Intellectual Property shall be applied for in the name of PTC. PTC shall have the first option to take responsibility for seeking and maintaining protection for Programme Intellectual Property in consultation with the RSG at PTC’s sole cost, including the filing, conduct, prosecution and maintenance of all patents arising in respect of Programme Inventions.

8.2                               If PTC chooses not to pursue filing, prosecution or maintenance of any Programme Patents in any country, it shall immediately notify the Trust of this fact in writing. The Trust shall be entitled, but not obliged, at its own cost, to pursue or maintain such Programme Patents in the relevant country or countries in PTC’s name and PTC shall provide such assistance to the Trust at the Trust’s sole cost as may reasonably be required by the Trust in order to do so.

8.3                               Without prejudice to the terms of this Clause 8.3, PTC shall (and shall procure that the Principal Investigator shall) execute such further documents, take such action and do such things as may be reasonably requested by the Trust at the Trust’s cost to secure the right of the Trust to protect, maintain, manage, defend, enforce and exploit the Programme Intellectual Property referred to in this Clause 8 and Clauses 9, 10, 11 and 12 below.

8.4                               PTC shall make the Background Intellectual Property available for use in the Programme and for the protection, development and exploitation of the Programme Intellectual Property. PTC shall, unless otherwise agreed, retain responsibility for seeking and maintaining protection for the Background Intellectual Property at its own cost. If PTC chooses not to pursue filing, prosecution, maintenance, defence or enforcement of any patent rights that are Background Intellectual Property in any country, they shall give the Trust at least [**] months’ notice of this fact in writing. During the [**]-month notice period, PTC shall continue to seek and maintain such patent rights. The Trust shall be entitled, but not obliged, at its own cost, to assume responsibility (on behalf of PTC) for filing, prosecuting, maintaining, defending or enforcing such patent rights in the relevant country or countries in PTC’s name and PTC shall provide such assistance to the Trust at the Trust’s cost as may reasonably be required by the Trust in order to do so.

9.                                      INTELLECTUAL PROPERTY MANAGEMENT GROUP

9.1                               PTC and the Trust shall establish an Intellectual Property Management Group (“IPMG”), which shall:

(a)                                 approve all public disclosures relating to the Programme, including presentations, posters and papers (provided that the contribution of the Trust is acknowledged in all such publications and quoting the Award number);

(b)                                 identify new inventions arising out of the Programme and make recommendations for IP strategy, including patent filing and prosecution strategy and assessment of freedom to operate issues; and

(c)                                  approve the Exploiting Party’s Development and Exploitation strategy in relation to the Programme Intellectual Property.

9.2                               The IPMG shall be established and run by the Parties as set out below:

9.3                               The IPMG shall be comprised of the following persons (“IPMG Members”):

(a)                                 not more than [**] representatives of PTC;

(b)                                 not more than [**] representatives of the Trust’s Technology Transfer Division or their nominees.

9.4                               The Trust shall have the option to appoint [**] IPMG Members, to remove any IPMG Member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such IPMG Member. In the event that the Trust does not appoint such IPMG Members, the Trust shall have the right to receive all papers that an IPMG Member would be entitled to receive.

9.5                               PTC shall have the option to appoint [**] IPMG Members, to remove any IPMG Member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such IPMG Member. If PTC does not appoint such IPMG Members, PTC shall have the right to receive all papers that an IPMG Member would be entitled to receive.

9.6                               The IPMG Members shall select a chair (“IPMG Chair”) and the IPMG Chair shall be responsible for organising meetings of the IPMG, including preparing papers prior to meetings and ensuring minutes of meetings are produced. All papers and minutes shall be circulated to each IPMG Member in a timely manner.

9.7                               The quorum for IPMG meetings shall be [**] IPMG Members, provided that at least [**]. Decisions of the IPMG shall be made by majority agreement with each Party entitled to case one (1) vote regardless of the number of IPMG Members present. If the IPMG is unable to reach agreement on a decision, the decision shall be escalated to Director of Technology Transfer at the Trust and the General Counsel of PTC for resolution. If the IPMG Chair is unable to attend an IPMG meeting, PTC and the Trust shall, in good time before the meeting, nominate an alternative IPMG member to act as Chair.

9.8                               Meetings of the IPMG shall be convened by the IPMG Chair at least [**] per year and otherwise on an “as needed” basis, either in person at the premises of PTC or by ‘virtual private network’ videoconference if necessary. Any or all IPMG Members may, with the prior consent of the IPMG Chair, attend a meeting of the IPMG by telephone or other electronic means rather than in person, provided that all IPMG Members attending the meeting can hear and be heard for all parts of the meeting. For the avoidance of doubt, IPMG Members attending a meeting by telephone or other electronic means shall have the same voting rights as an IPMG Member present in person.

10.                               INFRINGEMENT

10.1                        Each Party shall immediately give notice to the other Party if any member of the Trust, the PTC Group or their Staff become aware of:

(a)                                 any infringement of the Background Intellectual Property or Programme Intellectual Property; or

(b)                                 any claim by a Third Party that an action carried out under the Programme infringes the Intellectual Property or other rights of any Third Party.

10.2                        In respect of any Background Intellectual Property or Programme Intellectual Property, where any infringement or suspected infringement arises, or a claim by a Third Party alleging infringement of that Third Party’s Intellectual Property or other rights arises, then:

(a)                                 As soon as possible after receiving the notice required by Clause 10.1, the Parties will convene a meeting of the IPMG at which the IPMG shall discuss in good faith all available evidence with respect to the matters underlying the notice, and the appropriate manner of addressing such matters, including preventing or stopping infringing activities (for example, by seeking a preliminary injunction), preserving the Parties’ rights to past and future damages (for example, by sending a cease and desist letter) defending against declaratory judgment actions with respect thereto, or taking any other actions, or no actions, as the Parties shall determine. The IPMG shall take into account each Party’s interest in formulating the response, if any, to infringement or threatened infringement of such Background Intellectual Property or Programme Intellectual Property, including the relative merits of patent litigation versus the nature, scope and potential economic consequences of the Infringement.

(b)                                 Unless otherwise determined by the IPMG as part of its consideration of an overall patent strategy, or pursuant to its evaluation of a notice pursuant to Clause 10.2(a), if a member of the PTC Group (or any licensee of a member of the PTC Group) is exploiting the relevant Programme Intellectual Property but PTC notifies the Trust that it does not intend to take such action, the Trust, at its discretion and cost may take such action as it shall consider to be necessary or appropriate to bring or defend an action on behalf of the relevant member of the PTC Group or licensee thereof and PTC shall (and shall procure that relevant members of the PTC Group shall) provide all reasonable assistance to Trust as the Trust may request (at the Trust’s cost); and

(c)                                  Unless otherwise determined by the IPMG as part of its consideration of an overall patent strategy, or pursuant to its evaluation of a notice pursuant to Clause 10.2(a), if the Trust (or any licensee of the Trust) is exploiting the relevant Programme Intellectual Property following exercise of its rights pursuant to Clause 12, the Trust may take such action as it shall consider to be necessary or appropriate at its discretion and expense to bring or defend an action on behalf of the relevant member of the PTC Group. PTC shall (and PTC shall procure that the relevant member of the PTC Group shall) give the Trust all reasonable assistance as the Trust may request (at the Trust’s cost) in relation to such action, including granting the Trust the right to bring such action in PTC’s name.

10.3                        In the event that any enforcement or defence action whether by a member of the PTC Group and/or the Trust results in the recovery of legal costs and/or an award of damages, such sums shall be distributed in accordance with the following the following order of priority: (a) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and (b) second, [**] percent ([**]%) to the enforcing Party and [**] percent ([**]%) to the non-enforcing Party.

10.4                        Notwithstanding the above, except as may be agreed otherwise by the Parties following good-faith discussions, no Party shall enforce their rights under any Programme Intellectual Property for infringement or potential infringement by:

(a)                                 any organisation operating on a Not for Profit Basis or any charitable organisation which is conducting non-commercially sponsored research; and/or

(b)                                 any person carrying out non-commercially sponsored research on behalf of any organisation operating on a Not for Profit basis or any charitable organisation.

11.                               EXPLOITATION

11.1                        To the extent that PTC finds it necessary or useful to acquire or license rights from Third Parties in order to use the Programme Intellectual Property for Development and Exploitation in the Field, PTC shall use commercially reasonable efforts to ensure that it has, or has the right to acquire, the ability to grant such rights to the Trust if the Trust becomes the Exploiting Party. For the avoidance of doubt, nothing in this Clause 11.1 shall be construed as a warranty or representation that any Products will be launched or that the use of Programme Intellectual Property for Development and Exploitation will not infringe any Third Party rights.

11.2                     Each Party agrees that it shall promptly, (and in the case of PTC, will procure that the relevant member of the PTC Group shall promptly), inform and deliver written details to the other Parties of, any safety concerns or issues raised by any Competent Authority that relate to the Products.

11.3                     Prior to any member of the PTC Group (whether itself or through any other member of the PTC Group, or by granting a license or in collaboration with any Third Party) (the “Exploiting Party”), commencing the Development and/or Exploitation of any Programme Intellectual Property and/or Products both inside and outside the Field, PTC or the relevant the member of the PTC Group shall obtain the prior written consent of the Trust to such Development and Exploitation by sending written notice to the Trust and the following information:

(a)                            reasonable details of the relevant Programme Intellectual Property, the Products and the activity proposed;

(b)                            details of whether the proposed Exploitation will be on a For-Profit and/or Not-For-Profit Basis; and

(c)                             if applicable, amounts of any milestones payments and royalties that would be payable to the Trust pursuant to Schedule 6 and any other applicable terms.

11.4                     Where Exploitation is to be on a For-Profit Basis, the grant of the Trust’s consent pursuant to Clause 11.6 shall be conditional on the payments to the Trust of amounts calculated pursuant to Schedule 6, and the Trust and PTC agreeing an appropriate share of any revenue payable to the Trust pursuant to Schedule 6.

11.5                     In the event that the relevant member of the PTC Group Develops and/or Exploits the Programme Intellectual Property and/or Products in the Field on a Not for Profit Basis, no amounts shall be payable to the Trust in respect of such Development and/or Exploitation.

11.6                     The Trust shall notify PTC in writing within [**] days of the receipt of the notice from PTC as to whether it consents (such consent not to be unreasonably withheld) to the Development and Exploitation of the Programme Intellectual Property and/or Products inside or outside the Field. Following receipt of such consent, PTC shall be free to Develop and Exploit the relevant Programme Intellectual Property in accordance with the consent given by the Trust without further consent or approval from the Trust. If, in respect of any Programme Intellectual Property, the Trust does not give its consent, the Parties shall meet to discuss the Trust’s concerns and if they are unable to resolve those concerns the matter shall be referred to the dispute resolution procedure set out in Clause 19. All agreements entered into by PTC relating to the Programme Intellectual Property shall be consistent with the terms of this Agreement.

11.7                     If PTC (either by itself, through any other member of the PTC Group, or through a Distributor) decides, at its own discretion not to Develop and Exploit any discrete part of the Programme Intellectual Property, PTC shall take reasonable steps to identify potential Licensees of the Programme Intellectual Property to Develop and Exploit Products. If neither PTC nor any other member of the PTC Group (either by itself or through a Distributor or

Licencee) takes reasonable steps to Develop and Exploit the Programme Intellectual Property, that Trust shall have the rights set out in Clause 12.

11.8                     The Parties acknowledge that the Exploiting Party or any licensee of the Exploiting Party may be liable to pay royalties and make other payments to Third Parties (including members of the PTC Group) in respect of the Development and Exploitation of the Programme Intellectual Property and/or Products. The Exploiting Party agrees that it or the relevant licensee shall be solely responsible, at their own cost, for all such payments to Third Parties and any amounts payable to the other Parties under this Agreement shall not be reduced as a consequence except as explicitly provided in Schedule 6.

11.9                     During the Programme Term, PTC shall keep the Trust reasonably informed on all matters relating to the Development and Exploitation of the Programme Intellectual Property and Products by or on behalf of PTC via the [**] RSG reports required pursuant to Clause 5.7. Following the Programme Term, PTC shall provide all matters relating to the Development and Exploitation of the Programme Intellectual Property and Products by or on behalf of PTC [**].

12.                            TRUST STEP-IN RIGHTS

12.1                        Subject to Clause 12.4:

(a)                                 if no member of the PTC Group or sub-licensees of the PTC Group is taking reasonable steps to Develop or Exploit any Programme Intellectual Property or Products for a particular indication for a consecutive period of [**] months or more following completion of the Programme, and, upon receipt of a written notice from the Trust served at the end of, or after such [**] month period requesting that the Programme Intellectual Property is Developed and/or Exploited, does not for an additional [**] months take any reasonable steps in this regard; or

(b)                                 at any time after the first sale of a Product in a Major Market in a particular indication, no PTC Group member or any sub-licensees of any PTC Group member have taken reasonable steps to Develop and/or Exploit that Product in that particular indication in another Major Market for a consecutive period of [**] months, and, upon receipt of written notice from the Trust after such [**] month period requesting that the relevant Product is Exploited in such other region(s) and in such indication, does not for an additional [**] months take reasonable steps in this regard;

then, following the expiry of the time periods set out above, the Trust shall have the option in its sole discretion by giving written notice to PTC Therapeutics to become the Exploiting Party and to take responsibility for the Development and Exploitation of such Programme Intellectual Property and Products in the relevant indication(s) and region(s), which includes discretion to make any and all decisions (in consultation with the RSG) regarding the negotiation, acceptance and conclusion of terms for any agreement regarding the Development and Exploitation of such unexploited Programme Intellectual Property (including Development and Exploitation by way of licence, sale, materials transfer or other transfer of rights, as well as any transaction which involves placing such unexploited Programme Intellectual Property into a separate corporate vehicle) in such region.

12.2                        If the Trust exercises its right to exploit any Programme Intellectual Property under Clause 12.1:

(a)                                 PTC will exclusively licence to the Trust or its nominee, the Programme Intellectual Property in such indications or regions as are specified in the notice served by the Trust exercising the option consistent with the applicable sub-clause in Clause 12.1. The terms of such exclusive licence to the relevant Programme Intellectual Property shall:

(i)                                             be free of consideration in respect of sales of Product made on a Not-for-Profit Basis, and

(ii)                                          include a share of any revenue or other consideration received by the Trust under any license of relevant Product Intellectual Property with respect to all other sales, such share to be based on the respective contributions made by PTC and the Trust in the Development and Exploitation of such Product;

(b)                                 PTC will grant to the Trust or its nominee, a non-exclusive licence to relevant Background Intellectual Property solely as required and for the purposes of enabling the Trust to exercise the rights to the relevant Programme Intellectual Property as described in (a) above and solely in the regions specified in the notice served by the Trust exercising the option. Any such licence grant shall be non-exclusive and free of charge other than for reasonable costs that are incurred in respect of necessary third-party licences; and

(c)                                  provide the Trust with access to any associated data, Documents (including, without limitation, Documents relating to pre-clincial data and clinical trials), pre-clinical data, Materials (only to the extent actually in existence and amenable to transfer in reasonable quantities without further regulatory approval(s), and not to include commercial inventory of Product for which PTC retains rights to Exploit), regulatory approvals, Marketing Approvals, or information as required for the Trust to exploit such rights.

12.3                     If the Trust exercises its right to exploit any Programme Intellectual Property under Clause 12.1 above, PTC agrees that it shall pass (or will procure that relevant members of the PTC Group shall pass) to the Trust immediately any or all exploitation opportunities in the applicable region(s) that it becomes aware of from time to time in connection with the Programme Intellectual Property. PTC further undertakes that it shall not (and that it shall procure that no member of the PTC Group shall) engage in any activities (including in relation to the Background Intellectual Property) that could reasonably lead to the loss of an exploitation opportunity in the applicable region and with respect to the applicable indication(s) without the prior written consent of the Trust.

12.4                     Notwithstanding anything to the contrary set forth in this Clause 12, in the event that PTC or a member of the PTC Group licenses a Third Party to exploit the Programme Intellectual Property (whether alone or together with other Intellectual Property of any member of the PTC Group) in any indications and in any regions then the Trust shall have no rights under this Clause 12 with respect to such Programme Intellectual Property in such indications and in such regions, where:

(a)                                 under a written agreement with a member of the PTC Group, such licensee is required to use diligent efforts to exploit the licensed Programme Intellectual Property in the relevant indication in the relevant region(s), and such written agreement provides for a reversion to the relevant member of the PTC Group of the Programme Intellectual Property in such indication and in such region(s) if the licensee materially breaches this diligence obligation; or

(b)                                 the Trust has approved such licence in writing.

12.5                     The Exploiting Party shall determine the regulatory plans and strategies and clinical trials (“Key Product Strategy”) for any Products and shall be responsible for filing all regulatory filings with respect to the Products and will be responsible for obtaining and maintaining regulatory approvals in the name of the Exploiting Party. The Exploiting Party shall keep the Non-Exploiting Party informed regarding the Key Product Strategy for each Product and take into account the reasonable recommendations of the Non-Exploiting Party relating to such Key Product Strategy. Notwithstanding the above, the Parties acknowledge and agree that if the Non-Exploiting Party can reasonably demonstrate that any aspect of the Key Product Strategy proposed by the Exploiting Party will materially prejudice the Exploitation of any Product(s) which have been launched, the Exploiting Party will not proceed with such aspect of the Key Product Strategy.

13.                            REVENUE PAYMENTS

13.1                     Unless otherwise agreed between the Parties in writing, all payments due to the Trust shall be made in to the following account:

Account Name:	The Wellcome Trust
Bank name:	[**]
Bank Address:	[**]
Sort Code:	[**]
Account No:	[**]
IBAN:	[**]
BIC:	[**]

13.2                     Except as expressly provided herein or otherwise agreed between the Parties in writing, all payments due to PTC under this Clause 13 shall be made in to the following account:

Account Name:	PTC Therapeutics, Inc.
Account No.:	[**]
ABA No.:	031201467
Swift No.:	PNBPUS33
Bank:	Wachovia Bank NA
Branch address:	MAC N 2684-020, 120 Mountain View Blvd., Suite 200,
Basking Ridge, NJ 07920, USA.

13.3                     Within [**] days of the end of each Quarter, the paying Party shall deliver a statement to other Party setting out all sales of Product made by the paying Party, any member of the paying Party’s Group or any Third Party in the relevant Quarter and the amount of revenue and any payment under Clauses 12 and 13 which is due to the receiving Party (“Quarterly Statement”). The receiving Party shall deliver to the paying Party an invoice for the amount due as set out in the Quarterly Statement in United States dollars. The revenue amount and any other amount invoiced shall be payable to the receiving Party within [**] days of receipt of the invoice.

13.4                     With respect to amounts invoiced in United States dollars, all such amounts shall be expressed in United States dollars and shall be payable in United States dollars. With respect to amounts invoiced in a currency other than United States dollars, all such amounts shall be expressed, for information purposes only, in United States dollars as well as in the currency in which the amount was invoiced and shall be payable in the currency in which the amount is invoiced. The United States dollars equivalent shall be calculated using the paying Party’s then current standard exchange rate methodology applied in its external reporting or the conversion of foreign currency sales into United States dollars, in each case as applied consistently throughout the paying Party’s organisation.

13.5                     If a Party does not receive payment of any sums due to it under this Clause 13 within the time specified, interest shall accrue on such sums at the rate equivalent to US LIBOR 3 months + [**], calculated on a daily basis.

13.6                     All payments due under this Clause 13 are expressed to be exclusive of goods, sales, value added or any similar tax (“Value Added Tax”) howsoever arising, and the paying Party shall pay the receiving Party, in addition to those payments, all Value Added Tax for which the receiving Party is liable to account to any Competent Authority in relation to any supply made or deemed to be made for Value Added Tax purposes pursuant to this Agreement. The paying Party shall pay any payments due to the receiving Party under this Clause 13.6 at the same time as the relevant payment is due under this Agreement.

13.7                     The obligation of the Trust to pay PTC the Award Amount in accordance with Clause 2 and the obligation of PTC and the members of the PTC Group to pay the Trust the revenue and any other payments in accordance with Clauses 12 and 13 shall be material obligations of this Agreement for the purposes of Clause 20.2 (a).

14.                            AUDIT OF REVENUE DUE

14.1                     The Exploiting Party shall keep legible, true and accurate records and books of account for [**] years following the end of the calendar year to which they relate and procure that any affiliate of the Exploiting Party which is Exploiting the Programme Intellectual Property and any licensees of the Programme Intellectual Property shall keep legible, true and accurate records and books of account for [**] years following the end of the calendar year to which they relate, which contain all data necessary for the calculation of the revenue payable by it to any other Party (the “Books”).

14.2                     The Non-Exploiting Party shall have the right for a period of [**] years after receiving any report or statement with respect to royalties due and payable to appoint an internationally-recognized independent accounting firm (the “Auditor”) reasonably acceptable to the Exploiting Party to inspect the Books to verify such reports, statements, records or books of accounts, as applicable. Before beginning its audit, the auditor shall execute an undertaking acceptable to the Party being audited by which the auditor shall keep confidential all information reviewed during such audit. The auditor shall have the right to disclose to both the Party arranging the audit and the Party whose books have been audited, its conclusions regarding any payments owed to such Party.

14.3                     The audited Party shall (and shall procure that its Affiliates and any licensees of the Programme Intellectual Property shall) make their records available for inspection by such auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Party arranging the audit, solely to verify the accuracy of sales reports, payments records or books of accounts and compliance in other respects with this Agreement. Such inspection right shall not be exercised more than [**] in any calendar year. The Party arranging the audit agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary for such Party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order.

14.4                     The Party arranging for the audit shall pay for such inspections, as well as its own legal expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any year shown by such inspection of more than [**] per cent ([**]%) of the amount paid, in which case the audited Party shall pay for such inspection.

15.                            PUBLICATIONS

15.1                     So as not to jeopardise any Programme Patent filing or exploitation activity being undertaken, PTC shall (and shall procure that any member of the PTC Group or Licencee shall) provide the Trust with copies of any proposed publication or presentation which relates to a Programme Invention or Programme Intellectual Property in advance of the submission of such proposed publication or presentation to a journal, editor or publication. The Trust shall have at least [**] Business Days from and including the date of receipt from PTC of any proposed publication or presentation to object to the same because there is patentable subject matter relating to the Programme Invention that needs protection or because such publication would materially jeopardise any Exploitation activity. The Trust will not seek to withhold consent where such publication or presentation will not prejudice the protection or Exploitation of the Programme Intellectual Property and/or the Products.

15.2                     In the event that the Trust objects to any such publication or presentation on the basis that it would disclose patentable information, PTC shall refrain (and shall procure that members of the PTC Group, any licensees, the Principal Investigator and the Staff also refrain), from making such publication or presentation for a period of [**] days from date of receipt of such objection in order for PTC to file the relevant patent application(s) with respect to the patentable subject matter contained in the proposed publication or presentation. Following the expiry of such [**] day period or, if earlier, publication of any patent filed by PTC, PTC shall have the right to publish and reproduce any such publication freely with due acknowledgement of the source.

15.3                     A copy of the final manuscript of all research publications that relate to the Programme must be made available from PubMed Central (or UK PubMed Central) as soon as possible and in any event no later than [**] months after publication.

16.                            ANNOUNCEMENTS

16.1                     Save for the information described in Clause 16.2 or as required by law or any competent regulatory authority no announcement concerning this Agreement or its subject matter shall be made by the Parties without the prior written approval of both Parties. For clarity, once an item of information concerning this Agreement or its subject matter becomes public in compliance with the terms of this Agreement (for example, by an agreed press release or scientific publication), it may be used in public communications by either Party without the need for consent of the Parties.

16.2                     The Trust may publish summary details of the Programme including the name of the Principal Investigator, the name of PTC, the title of the Programme, the Award Amount and the following description of the Programme:

“PTC Therapeutics, Inc. (PTC) is working to develop a novel drug that will target a protein called Bmi-1, a well-established oncogene that has been shown to be overexpressed in tumour cells and necessary for cancer stem cell survival. By inhibiting Bmi-1 expression, PTC anticipates making resistant cancer stem cells susceptible to treatment. Recent studies have also demonstrated that tumours have a sub-population of cells referred to as “cancer stem cells” that are involved in initiating tumour growth and progression. In addition, these stem-like cells are more resistant to chemical and radiation therapies than are other tumour cells. Although a large portion of the tumour can be debulked by chemo- or radio-therapies, the stem-like resistant cells are a pool of cells that are resistant to cancer therapies, ultimately causing tumour recurrence. Targeting Bmi-1 offers a strategy for therapeutic regimens intended to decrease these treatment failures, thereby improving patient outcome.”

16.3                     The Trust’s contribution must be acknowledged in all scientific publications concerning the Programme, quoting the Award reference number.

17.                            CONFIDENTIALITY

17.1                     Subject to Clauses 17.2 to 17.7 inclusive below, each Party undertakes that both during and for a period of [**] years after termination of this Agreement, it shall keep confidential and not disclose and shall take all reasonable security precautions to keep confidential and not disclose to any person other than to its officers, employees, consultants or professional advisors whose province it is to know, any Confidential Information of another party disclosed to or obtained by it in connection with this Agreement.

17.2                     PTC shall only disclose the Confidential Information to those of its Staff who need to know it strictly for the purposes of the Programme and the administration of the Award, provided that they are bound by confidentiality and non-use obligations in respect of such Confidential Information and are first made aware of PTC’s confidentiality obligations towards the Trust.

17.3                     If PTC considers it necessary for the purpose of the Programme to disclose the Confidential Information to employees, officers, students, visiting academics, contractors, sub-contractors, independent consultants or Third Parties who are not members of PTC’s Staff employed on the Programme, then before any such disclosure takes place PTC shall procure that each of the persons concerned are bound by confidentiality and non-use obligations in respect of such Confidential Information and are first made aware of PTC’s confidentiality obligations towards the Trust.

17.4                     The Exploiting Party shall be entitled to disclose any Confidential Information of PTC or Confidential Information generated during the Programme if it is reasonably necessary or desirable to do so in order to protect, Develop or Exploit the Programme Intellectual Property and/or Products.

17.5                     Without prejudice to Clause 17.1, and save in the case of publication in which case the provisions of Clause 15 shall apply, the Parties shall each use reasonable endeavours to keep details of any Programme Inventions confidential pending filing of a patent application claiming such Programme Invention.

17.6                        Clause 17.1 above shall not apply to:

(a)                                 information which is or was already known to the receiving party at the time of disclosure under this Agreement, as shown by the receiving party’s written records, without any obligation to keep it confidential;

(b)                                 information which is independently developed by employees of the receiving party who have not had access to the confidential information of the disclosing party;

(c)                                  information which at the time of being disclosed or obtained by the receiving party under this Agreement or at any time thereafter, is published or otherwise generally available to the public other than due to default by the receiving party of its obligations hereunder;

(d)                               the disclosure of information by the Trust for the purposes of publishing summary details of awards made by the Trust

(e)                                  the disclosure of information for the purpose of registering a clinical trial on a national or international clinical trial register or on the Trust’s clinical trial register or for the purpose of patient recruitment with respect to a clinical trial;

(f)                                   the disclosure to a Party’s professional advisers or to the Trust’s Site Visit Group of information reasonably required to be disclosed for purposes relating to this Agreement.

17.7                     Each Party shall ensure that all Staff, personnel and Third Parties to whom confidential information of the other party is disclosed are informed of the provisions of Clauses 15 (Publications), 16 (Announcements) and this Clause 17 (Confidentiality).

18.                            WARRANTIES AND INDEMNITIES

18.1                        The Trust warrants that:

(a)                                 it has the requisite authority to enter into this Agreement; and

(b)                                 it has full power and authority to assume all of its obligations under this Agreement.

18.2                     PTC represents and warrants to the Trust on the Commencement Date and immediately prior to the payment by the Trust to PTC of any Tranche (or installment thereof) that (subject to any matters fairly and accurately disclosed in the Disclosure Letter):

(a)                                 it has the requisite authority to enter into this Agreement;

(b)                                 it has full power and authority to assume all of its obligations under this Agreement;

(c)                                  the Agreement has been duly authorised, executed, and delivered by PTC and is a valid, binding, and legally enforceable obligation of PTC;

(d)                                 no consent, approval, authorisation, or order of any court or governmental agency or body is required for the consummation of the transactions contemplated by this Agreement;

(e)                                the execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any statute, regulation, or other law or agreement or instrument to which it is a party or by which it is bound, or any order, rule, or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties;

(f)                                 to the best of its knowledge and belief:

(i)                                             PTC is the legal and beneficial owner of, or has appropriate license to, all right, title and interest in and to the Background Intellectual Property necessary for performance of the Programme, and will be the legal and beneficial owner of, or procure appropriate license or option rights to, all right, title and interest in and to the Programme Inventions and Programme Intellectual Property;

(ii)                                          no member of the PTC Group has granted any Third Party any right in respect of the Programme Inventions or Programme Intellectual Property (other than in accordance with the terms of this Agreement), and has not charged or encumbered and will not charge or encumber any of the same except as may be explicitly authorised pursuant to this Agreement;

(iii)                                       so far as PTC is aware, no Third Party has made unauthorised use of any Background Intellectual Property, nor threatened to do so;

(iv)                                      so far as PTC is aware, none of the activities of any member of the PTC Group undertaken by prior to the date on which the warranties are given or which will be undertaken pursuant to the Programme relating to the Background Intellectual Property infringe, or have been alleged to infringe, the Intellectual Property of any Third Party;

(v)                                         the Background Intellectual Property and Programme Intellectual Property are not subject to any claim, opposition, attack, assertion or other arrangements of whatever nature which may impugn upon the use, validity, enforceability or ownership of any such Intellectual Property, and there are no grounds or other circumstances which may give rise to the same;

(vi)                                      From the Commencement Date forward, no member of the PTC Group has itself nor through any of its Staff disclosed to any Third Party (other than consistent with Clause 17) any Confidential Information and/or Know-How relating to the Programme;

(vii)                                   Other than as required by law (including contracts with academic collaborators and government entites or in connection with the use of government funds) no person has, or will have, the right to call for the assignment or grant of the licence to it of any of the Background Intellectual Property and the Programme Intellectual Property under any option, grant, funding award or other agreement, nor is there any conditional or unconditional agreement or circumstance whereby such a right may arise;

(viii)                                no person has any right or claim to any payment or other compensation in respect of the use or exploitation of the Background Intellectual Property or the Programme Intellectual Property; and

(ix)                                      there are no outstanding or potential claims against any member of the PTC Group under any contract or for employee compensation under applicable legislation in relation to the Background Intellectual Property nor is PTC aware of any reason why any such claims may be made in relation to the Programme Intellectual Property.

18.3                     Except as expressly provided in this Agreement, neither Party gives any warranties or makes any representations with respect to any of the Programme Intellectual Property and/or Background Intellectual Property or any Products derived from them, or their fitness for any purpose, or that any material produced or supplied by any Party and any processes or techniques used, proposed or recommended by any Party will not infringe any patent or other Intellectual Property of any person in any country.

18.4                     Subject to Clause 18.6 below, the Trust’s maximum liability in aggregate to PTC arising out of this Agreement shall not exceed the Award Amount.

18.5                     Except in circumstances of fraud or wilful misconduct by a Party or its Affiliates, no Party nor any of its Affiliates shall be liable to another Party or any Affiliate of another Party for special, indirect, incidental or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of any breach of or failure to perform any of the provisions of this Agreement.

18.6                        Nothing in this Agreement shall limit the liability of any Party in respect of:

(a)                                      personal injury or death arising out of that Party’s negligence or wilful misconduct, or

(b)                                      fraud or wilful misconduct or fraudulent misrepresentation.

18.7                     PTC shall be responsible for and indemnify and keep fully indemnified the Trust and its Affiliates, officers, servants, agents, sub-licensees and sub-sub-licensees (collectively the “Trust Indemnified Parties” and each a “Trust Indemnified Party”) against any and all liability, loss, damage, cost or expense (“Losses”) incurred or suffered by such Trust Indemnified Party as a result of any claim by a Third Party arising directly out of the Programme and/or the Development, use, promotion, marketing, sale, Exploitation or distribution of the Programme Intellectual Property and/or Products by, or on behalf of, PTC, except to the extent such Losses result from the negligence or intentional misconduct of the Trust Indemnified Party.

19.                            DISPUTE RESOLUTION

19.1                     Any question, difference or dispute which may arise concerning the construction meaning or effect of this Agreement or concerning the rights and liabilities of the Parties hereunder or any other matter arising out of or in connection with this Agreement shall first be submitted to the Director of the Technology Transfer Division of the Trust and the General Counsel of PTC (or their designees) (the “Senior Officers”), who may call on others to advise them as they see fit.

19.2                     If the Senior Officers are unable to resolve the dispute pursuant to Clause 19.1 within [**] Business Days of the date on which the matter is referred to them, such dispute may be referred by either Party for resolution by an independent chartered accountant (an “Expert”) to be appointed (in default of nomination by agreement between the Trust and PTC) by the President for the time being (or next available senior officer) of the Institute of Chartered Accountants in England and Wales. The following provisions shall govern the appointment of the Expert:

(a)                                 The Expert shall prepare a written decision and give notice (including a copy) of the decision to the Parties within a maximum of [**] Business Days of the matter being referred to him.

(b)                                 If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by Clause 19.2 then:

(i)                                             either Party may apply to the president of the Institute of Chartered Accountants in England and Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(ii)            this Clause 19.2 shall apply in relation to the new Expert as if he were the first Expert appointed;

(c)                                The Parties shall be entitled to make submissions to the Expert including oral submissions and shall provide each Party with a copy of any such submissions and additionally shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

(d)                               To the extent not provided for by this Clause 19, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate.

(e)                                Each Party shall, with reasonable promptness, supply each other with all information and give each other access to all documentation and personnel as each other reasonably requires to make a submission under this Clause 19.

(f)                                 The Expert shall act as an expert and not as an arbitrator. The Expert shall determine any dispute, which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him, if accepted by the Parties, shall be final and binding in the absence of manifest error or fraud; provided, however that either Party in its sole discretion may decline to accept the Expert’s written decision and instead refer the dispute to arbitration pursuant to Clause 19.3.

(g)                                Each Party shall bear its own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the Parties equally or in such other proportions as the Expert directs.

19.3                     If the procedure under Clauses 19.1 and 19.2 should fail to resolve the question, difference or dispute (including any question regarding the existence, validity or termination of this Agreement) the Parties agree to proceed to binding arbitration. Unless otherwise agreed by the Parties, the arbitration will be take place in London, England, according to the rules of the London Court of International Arbitration (“LCIA Rules”), which LCIA Rules are deemed to be incorporated by reference into this clause, except to the extent such rules are inconsistent with this Clause 19.3. The Parties shall bear their own costs of counsel and other professional advisers in such arbitration, regardless of outcome, and the Parties shall share equally in the cost of the arbitration. The arbitration will be conducted by one (1) arbitrator who shall be reasonably acceptable to the Parties and who shall be appointed in accordance with LCIA Rules. If the Parties are unable to select an arbitrator, then the arbitrator shall be appointed by the LCIA. Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute. If the question, difference or dispute relates to existence, validity or termination of this Agreement, then the arbitrator shall resolve the question, difference or dispute, and the arbitration shall be conducted according to LCIA Rules. If the question, difference or dispute relates to any other matter under this Agreement, then the arbitration shall be conducted according to the following rules:

(a)                                 Within [**] Business Days after the selection of the arbitrator, each Party shall submit to the arbitrator and the other Party a proposed resolution of the dispute that is the subject of the arbitration, together with any relevant evidence in support thereof (the “Proposals”). Within [**] Business Days after the delivery of the last Proposal to the arbitrator, each Party may submit a written rebuttal of the other Party’s Proposal and may also amend and re-submit its original Proposal. The Parties and the arbitrator shall meet within [**] Business Days after the Parties have submitted their Proposals, at which time each Party shall have [**] to argue in support of its Proposal. The Parties shall not have the right to call any witnesses in support of their arguments, nor compel any production of documents or take any discovery from the other Party in preparation for the meeting. Within [**] Business Days after such meeting, the arbitrator shall select one of the Proposals so submitted by one of the Parties as the resolution of the dispute, but may not alter the terms of either Proposal and may not resolve the dispute in a manner other than by selection of one of the submitted Proposals. If a Party fails to submit a Proposal within the initial [**] Business Day time frame set forth in the first sentence of this Clause 19.3(a), the arbitrator shall select the Proposal of the other Party as the resolution of the dispute. Any time period set forth in this Clause 19.3(a) may be extended by mutual agreement of the Parties.

19.4                     The results of an arbitration pursuant to Clause 19.3 shall be binding and enforceable against the Parties in any court of competent jurisdiction, and the Parties hereby consent to the jurisdiction of the English courts for such purpose.

19.5                     Notwithstanding the foregoing provisions of Clause 19.3, either Party will have the right to seek interim or provisional relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during arbitration under Clause 19.3, if necessary to protect the interests of such Party or to preserve the status quo pending final arbitration.

20.         DURATION AND TERMINATION

20.1                     This Agreement shall commence on the Commencement Date and shall continue for whichever is the longer of:

(a)                                 the term of the funding under this Agreement and, if applicable, any further funding granted by the Trust in connection with or as a result of the Programme;

(b)                                 the period that the Programme takes to complete;

(c)                                  the last to expire of the Programme Patents;

(d)                                 the expiry of any agreement entered into for the exploitation of the Programme Intellectual Property or the Background Intellectual Property; or

(e)                                  the expiry of any payment obligation relating to the exploitation of the Programme Intellectual Property or the Background Intellectual Property.

20.2                     Each Party (“Terminating Party”) shall have the right to terminate this Agreement forthwith at any time upon giving written notice of termination to the other Party (the “Defaulting Party”), upon the occurrence of any of the following events:

(a)                                 the Defaulting Party commits a breach of a material obligation set out in this Agreement which is not capable of remedy;

(b)                                 the Defaulting Party commits a breach of a material obligation set out in this Agreement which is capable of remedy but has not been remedied within [**] Business Days of the receipt by it of a notice from the Terminating Party identifying the breach and requiring its remedy;

(c)                                  the Defaulting Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(d)                                 a proposal is made or a nominee or supervisor is appointed for a composition in satisfaction of the debts of the Defaulting Party or a scheme or voluntary arrangement of its affairs within the meaning of the relevant bankruptcy or insolvency laws, or the Defaulting Party enters into any composition or voluntary arrangement for the benefit of its creditors, or proceedings are commenced in relation to the Defaulting Party under any law, regulation or procedure relating to the re-construction, deferment or re-adjustment of all or substantially all of the Defaulting Party’s debts;

(e)                                  the Defaulting Party takes any action, or any legal proceedings are started whether by a Third Party or not, for the purpose of the winding up or dissolution of the Defaulting Party, other than for a solvent reconstruction or amalgamation;

(f)                                   the appointment of a liquidator, trustee, receiver, administrative receiver, receiver and manager, interim receiver custodian, sequestrator, administrator or similar officer, in respect of all or a substantial part of the assets of the Defaulting Party;

(g)                                  an effective resolution being passed for the winding-up or entering into administration (whether out of court or otherwise) of the Defaulting Party;

(h)                                 a distress, execution or other legal process being levied against all or substantially all of the assets of the Defaulting Party, and not being discharged or paid out in full within [**] Business Days of the commencement of each process; or

(i)                                   the occurrence in respect of the Defaulting Party of any event in any jurisdiction to which it is subject having an effect similar to that of any of the events referred to in Clauses 20.2 (c) to 20.2 (h) above.

20.3                     In addition, the Trust shall be entitled to terminate this Agreement by notice in writing to PTC, such termination to take effect as specified in the notice, if:

(a)                                 During the Programme Term, PTC fails to comply with any of the Conditions and where such non-compliance is capable of remedy, PTC has not remedied it within [**] Business Days of the receipt by it of a notice from the Trust identifying the non-compliance and requiring its remedy; or

(b)                                 During the Programme Term, the Site Visit Group recommends termination of the Programme in accordance with Clause 6 and PTC fails to correct any identified failings within the applicable time period under Clause 6.3;

(c)                                  PTC ceases or threatens to cease to carry on all or a substantial part of its business or operations necessary for the completion of its obligations under this Agreement;

(d)                                 PTC takes any action, or omits to take any action, the consequences of which, in the reasonable opinion of the Trust, would be incompatible with or have an adverse effect:

(i)              on the Trust’s charitable objectives or reputation; or

(ii)             on the ability of PTC to comply with its respective obligations under this Agreement; and/or

(e)                                  PTC enters into transactions involving any of the Programme Intellectual Property and/or Background Intellectual Property without the prior written consent of the Trust, including, without limitation, assigning or otherwise transferring any Programme Intellectual Property or Background Intellectual Property or any interest in such Intellectual Property to an Affiliate or Third Party and/or creating any new security or increasing any existing security over any of the Programme Intellectual Property and/or Background Intellectual Property (other than netting or set-off arrangements entered into in the ordinary course of PTC’s banking or financing arrangements for the purpose of netting debit and credit balances; or any lien arising by operation of law and in the ordinary course of business).

20.4                     If the during the Programme Term the Principal Investigator ceases to be involved with the Programme, ceases to be employed by or provide services to PTC, ceases to carry out research at premises controlled by PTC, or is prevented through illness or injury from promptly fulfilling his obligations under this Agreement, the Trust shall consult with PTC to ascertain whether the Programme or its progress will be jeopardised by such event. If in the reasonable opinion of the Trust:

(a)                                 such event will jeopardise the Programme or its progress, and the Parties after good-faith negotiations are unable to agree on a replacement Principal Investigator, the Trust may terminate this Agreement by written notice (provided, that such determination and termination by the Trust shall be final and binding and shall not be subject to the dispute resolution or arbitration procedures set forth in Clause 19); or

(b)                                 the Programme has reached a stage such that the services of the Principal Investigator are not key to the completion of the Programme, the Trust and PTC shall negotiate in good faith any amendments necessary to this Agreement so as to enable the satisfactory completion of the Programme within a reasonable time.

20.5                        In the event that PTC undergoes a Change of Control, PTC shall give the Trust prompt notice of such Change of Control.

(a)                                 During the Programme Term, if in the Trust’s reasonable opinion, the Change of Control would have an adverse effect on, or be incompatible with the Trust’s charitable objectives or PTC’s ability to fulfil its obligations under the Agreement, the Trust may in its absolute discretion, terminate the Agreement by serving written notice of termination on PTC.

(b)                                 Following the Programme Term, the surviving entity following such Change of Control shall, within [**] days of such Change of Control, confirm in writing to Trust its intentions to continue to meet its obligations under this Agreement, and meet with Trust to present its plans for Exploiting the Programme Intellectual Property and commercializing Products.

(i)                                             If no Product resulting from the Programme is being tested in Phase 1 or later trials or has received Marketing Approval, and if following the meeting contemplated by Clause 20.5(b), in the Trust’s reasonable opinion, the Change of Control would have an adverse effect on, or be incompatible with the Trust’s charitable objectives or the ability of PTC’s successor in interest to fulfil its obligations under the Agreement, the Trust may in its absolute discretion, terminate the Agreement by serving written notice of termination on such successor in interest. For clarity, If any Product resulting from the Programme is being tested in Phase 1 or later trials, and following the meeting contemplated by Clause 20.5(b), the Trust shall not have any termination rights under this Clause 20.5(b)(i), but the Trust and PTC’s successor in interest shall negotiate in good faith for a resolution of the issues raised by the Trust, and any failure to reach an agreement on such resolution within a reasonable time period may be referred in the Trust’s sole discretion to the dispute resolution and arbitration procedures specified in Clause 19.

(ii)                                          If PTC’s successor in interest fails to provide the written notice or refuses to hold the meeting contemplated in Clause 20.5(b), then the Trust may in its absolute discretion, terminate the Agreement by serving written notice of termination on PTC’s successor in interest.

21.         EFFECT OF TERMINATION

21.1                     Termination of this Agreement howsoever arising shall be without prejudice to the rights and duties of any Party accrued prior to termination. Except as may be otherwise provided in this Clause 21, the Clauses in this Agreement which expressly have effect after or notwithstanding termination (including without limitation Clauses 1, 2.10, 2.11, 2.13, 4, 8, 9 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29 and 30) shall continue to be enforceable notwithstanding termination.

21.2                     Upon termination prior to the end of the Programme, PTC shall return all funding received from the Trust under this Agreement which is unspent at the date of termination (after deduction of costs and non-cancellable commitments incurred prior to the date of termination).

21.3                     On termination of this Agreement by the Trust in accordance with Clauses 20.2 or 20.5(b)(ii); PTC shall, so far as it is able to do so without violating legal requirements or breaching contractual obligations that existed prior to the event giving grounds for termination:

(a)                                 for no consideration assign all of its rights in the Programme Intellectual Property to the Trust or a Third Party nominated by the Trust;

(b)                                 for no consideration procure that any licences of Programme Intellectual Property granted to PTC shall be assigned to the Trust or a Third Party nominated by the Trust or sub-licensed to the Trust or a Third Party nominated by the Trust on a world-wide, perpetual basis. Such sub-licenses shall be: (a) non-exclusive to complete the Programme and exclusive in relation to Development and Exploitation; and (b) free of charge and royalty free.

(c)                                  upon request from the Trust and at no charge to the Trust, provide such assistance to the Trust as the Trust may reasonably require to assist in the assignment or sub-licensing of the rights in the Programme Intellectual Property or any licences pursuant to this Clause 21.3 and/or in the closure of the Programme;

(d)                                 upon request from the Trust:

(i)                                             grant to the Trust as requested by the Trust a world-wide, royalty free, perpetual, non-exclusive licence to use any and all of the PTC Background Intellectual Property owned or sub-licensable by PTC or any member of the PTC Group and required for further research in accordance with the Programme and/or Development and Exploitation of Programme Intellectual Property; and

(ii)                                          discuss in good faith a worldwide, non-exclusive licence to use any and all of the PTC Background Intellectual Property owned or sub-licensable by PTC or any member of the PTC Group for additional research, Development and Exploitation;

(e)                                  provide to the Trust with all laboratory notebooks and other records relating to the Programme Intellectual Property and the Programme Books and Records;

(f)                                   as requested by the Trust, carry out a hand over of the Programme to the Trust or wind down the Programme for a reasonable period of time, such period not to exceed [**] months following termination; and

(g)                                  return all equipment acquired by PTC using the Trust Award.

21.4                     On termination of this Agreement by the Trust in accordance with Clauses 20.3, 20.4, 20.5(a), or 20.5(b)(i), PTC shall meet with Trust to in good faith to address mitigation of any harm to Trust resulting from PTC’s actions giving rise to the termination right, and any failure to reach an agreement on such resolution within [**] days may be referred in the Trust’s sole discretion to the dispute resolution and arbitration procedures specified in Clause 19. For clarity, this Clause 21.4 shall not be interpreted to limit Trust’s ability to seek additional remedies available under this Agreement or otherwise at law with respect to the events giving rise to the applicable termination right.

21.5                     On termination of this Agreement by PTC in accordance with Clause 20.2, notwithstanding any other provision of this Agreement, all of the Trust’s rights under Clauses 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15, as well as any rights to receive payments pursuant to Schedule 6, shall be extinguished and of no further force and effect. For clarity, this Clause 21.5 shall not be interpreted to limit PTC’s ability to seek additional remedies available under this Agreement or otherwise at law with respect to the events giving rise to the applicable termination right.

22.         WAIVER

22.1                     Neither Party shall be deemed to have waived any of its rights or remedies under this Agreement unless the waiver is expressly made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of a Party in exercising or enforcing any of its rights or remedies under this Agreement shall operate as a waiver of those rights or remedies nor shall any single or partial exercise or enforcement of any right or remedy by a Party preclude or impair any other exercise or enforcement of that right or remedy by that Party.

23.         ENTIRE AGREEMENT/VARIATIONS

23.1                     This Agreement, together with the Application and any agreement entered into pursuant to the Agreement constitutes the entire agreement and understanding between the Parties relating to the subject matter hereof and together they supersede and replace all prior drafts, previous understandings, arrangements, representations or agreements, whether in writing or oral, between the Parties relating to the subject matter of this Agreement.

23.2                     No variation, amendments, modification or supplement to this Agreement shall be valid unless and until it is made in writing and signed by a duly authorised representative of each of the Parties.

24.                            ASSIGNMENT

24.1                     Except for a Change of Control in compliance with Clause 20.5, PTC shall not without the prior written consent of the Trust assign, transfer, convey or declare a trust over this Agreement or make any other disposition (whether in whole or in part) of any of its rights and obligations hereunder to any Third Party.

25.                            SEVERANCE OF TERMS

25.1                     If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any court or competent authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

(a)                                 In the case of the illegality, invalidity or un-enforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

(b)                                 In the case of the illegality, invalidity or un-enforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement, which shall continue in full force and effect.

25.2                     If in the reasonable opinion of any Party any severance under this Clause 25 materially affects the commercial basis of this Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.

26.                            COSTS

26.1                     Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

27.                            FURTHER ASSURANCES

27.1                     Each Party shall perform such acts and execute such documents as may be reasonably required for securing to or vesting in another Party the rights agreed to be granted to it under or pursuant to this Agreement.

28.                            NOTICES

28.1                     Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by international courier, by registered, recorded delivery or certified mail (postage prepaid) or by facsimile confirmed by registered, recorded delivery or certified mail (postage prepaid) to the address or facsimile number of the recipient Party set out below or such other address or facsimile number as a Party may from time to time designate by written notice to the other Parties. Any notice by facsimile shall be confirmed by the sender sending a confirmatory copy of the notice by registered, recorded delivery or certified mail (postage prepaid).

Address of PTC
PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, NJ 07080
United States
Fax No:	+1 (908) 222-1128
for the attention of:	Legal Department
With an email copy to	legal@ptcbio.com
Address of the Trust
Technology Transfer Division
The Wellcome Trust Limited
215 Euston Road
London NW1 2BE
Fax No:	+44 (0) 20 7611 8857
for the attention of:	[**]
with a copy to:	[**]

28.2                        Any notice given pursuant to this Clause 28 shall be deemed to have been received:

(a)                                 in the case of delivery by international courier or sending by certified mail, on the day of receipt, provided receipt occurs on a Business Day of the recipient Party or otherwise on the next following Business Day of the recipient; or

(b)                                 in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 5:00 pm local time of the recipient Party and in any other case on the following Business Day.

28.3                        Any notice that is required in this Agreement may be validly given if transmitted by fax or sent by post in accordance with this Clause 28. Email alone is not a valid method of giving notice under this Agreement.

29.         GENERAL

29.1                     Nothing in this Agreement shall be taken to constitute a partnership between the Parties. Except as specifically provided in this Agreement, none of the Parties shall by reason of this Agreement be empowered to act as agent for any other party nor to pledge the credit of any other party nor shall any Party be held liable for or incur liability in respect of the acts or defaults of any other Party to this Agreement.

29.2                     This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

29.3                     A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30.         GOVERNING LAW

30.1                     This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of this Agreement or its formation) shall be governed by and construed in accordance with the laws of England. The Parties irrevocably submit to the exclusive jurisdiction of the Courts of England provided that nothing in this clause shall prevent any Party from seeking injunctive relief in any court of competent jurisdiction in respect of a breach or threatened breach of Clause 17 (Confidentiality).

IN WITNESS whereof the Parties or their duly authorised representatives have executed this Agreement on the date hereinbefore written.

SCHEDULE 1

THE PROGRAMME

[Insert copy of Application]

SDD 02/06

INVITED FINAL APPLICATIONS FOR A SEEDING DRUG DISCOVERY STRATEGIC AWARD

APPLICATION FOR A SEEDING DRUG DISCOVERY STRATEGIC AWARD

PLEASE READ THE WELLCOME TRUST’S GRANT CONDITIONS (www.wellcome.ac.uk/fundingpolicy)

AND INFORMATION FOR APPLICANTS (http://www.wellcome.ac.uk/assets/wtx027225.doc)

IN CONJUNCTION WITH THIS APPLICATION FORM.

WELLCOME TRUST DATA PROTECTION STATEMENT

Information that you supply to the Wellcome Trust in connection with this Application (which includes all information sent to the Wellcome Trust that relates to your application, or, in the event of an award, relates to that award) will be used to process your Application and for the purposes of audit and/or evaluation. It may also be disclosed to external peer reviewers, some of whom may be based outside the EEA. Your personal data will be stored by or on behalf of the Wellcome Trust, and/or organisations connected with it, in accordance with the Data Protection Act 1998. Where we fund in partnership with other organisations your personal data may also be disclosed to and processed by the partner(s) involved. The Wellcome Trust may publish basic details of successful awards (e.g. on its website or in its Annual Report) and/or anonymise your personal data for research and statistical purposes. The Wellcome Trust may also release details of successful awards (including your name and employing Institution, the project title, and the scientific abstracts and lay summaries of the research) into the public domain (e.g. via the internet or via publicly accessible databases). The Wellcome Trust may contact you about other award schemes and initiatives that may be of interest to you, or for your views on its funding schemes and application processes. Please contact the Wellcome Trust if you have any questions about the protection of your personal data.

UNDERTAKINGS

1.             I confirm that I (and all those providing personal information in the application) have read and understood the Wellcome Trust Data Protection statement above.

2.             To the best of my knowledge, the information provided in this application is accurate and complete.

3.             I have read the conditions under which grants are awarded and, if a grant is made, I agree to abide by them.

4.             The necessary facilities will be made available to conduct this research, and will continue to be available for the duration of the Wellcome Trust’s award.

5.             During the period of any funding, I will promptly inform the Wellcome Trust of any material changes to any details provided in this application.

Signature of Principal Applicant	[ILLEGIBLE]	Date:	2-23-10

Signature of Coapplicant (1)	[ILLEGIBLE]	Date:	2/23/10

Signature of Coapplicant (2)	[ILLEGIBLE]	Date:	2-23-10

Signature of Drug Discovery Advisor	[ILLEGIBLE]	Date:	2-23-10

Signature of Head of Technology Transfer Office/Group	[ILLEGIBLE]	Date:	2-23-10

Front page

2

For and on behalf of the Institution:

Signature of Secretary of Institution/Finance Officer/Company Official:	/s/ Mark Boulding		Date:	23 Feb-2010
Position:	SVP and General Counsel	Company/ Institution:	PTC Therapeutics, Inc

Q1 Applicants	Principal Applicant	Coapplicant(1)
Surname	Davis	Moon
Forenames	Thomas W.	Young-Choon
Title (Dr etc.)	Director of Biology, (Ph.D.)	Director Chemistry, (Ph.D.)

	Coapplicant (2)	Coapplicant (3)	Technology Transfer Officer
Surname	Weetall
Forenames	Maria L
Title (Dr etc.)	Director Pharmacology, (Ph.D.)

Q2                              Title of project: (no more than 220 characters)

Discovery and development of a novel glioblastoma treatment that selectively reduces Bmi-1 expression in tumour stem cells

Q3                              Company name and address or department name and address at administering institution:

PTC Therapeutics, Inc.

100 Corporate Ct

South Plainfield, NJ 07080

USA

Q4 Type of Translation Award requested:	SEEDING DRUG DISCOVERY

Q5 Period for which support is sought: (state in months)	30

Q6 Proposed start date: (dd/mm/yy)	01/07/2010

3

Principal Applicant
Name	Thomas W. Davis, Ph.D.	Telephone numbers:
Contact address	PTC Therapeutics, Inc.	Day	[**]
	100 Corporate Court	Mobile	[**]
	South Plainfield, NJ 07079	Fax.	[**]
		e-mail	[**]
Coapplicant (1)
Name	Young-Choon Moon, Ph.D.	Telephone numbers:
Contact address	PTC Therapeutics, Inc.	Day	[**]
	100 Corporate Court	Mobile
South Plainfield, NJ 07079
		Fax.	[**]
		e-mail	[**]
Coapplicant (2)
Name	Marla L Weetall, Ph.D.	Telephone numbers:
Contact address	PTC Therapeutics, Inc.	Day	[**]
	100 Corporate Court	Mobile
South Plainfield, NJ 07079
		Fax.	[**]
		e-mail	[**]
Technology Transfer Officer
Name	Don Mankoff	Telephone numbers:
Contact address	PTC Therapeutics, Inc.	Day	[**]
	100 Corporate Court	Mobile
South Plainfield, NJ 07079
		Fax.	[**]
		e-mail	[**]
Drug Discovery Advisor
Name	Neil Almstead, Ph.D.	Telephone numbers:
Contact address	PTC Therapeutics, Inc.	Day	[**]
	100 Corporate Court	Mobile
	South Plainfield, NJ 07079	Fax.	[**]
		e-mail	[**]

Contact details

4

If a company please provide the following:

Company number:	908 222 7000

Date and place of incorporation:	31/03/1998 — Delaware

Shared capital:

Authorised:	Preferred Stock-158,788,832 & Common Stock- 21,550,000

Issued:	Preferred Stock-153,356,396 & Common Stock- 129,306

Registered holders (name, number and type):

Investors: CSFB Private Equity, HBM Bioventures, Vulcan Ventures, Delphi Ventures, Celgene, Bay City Capital, Novo A/S, HealthCap, Pfizer, The Column Group, Novartis BioVentures, Genavent Partners LP, Gilead, Amgen Ventures, Manufacturers Life, Hansa Special Opportunities, Birchmere Ventures, Pictet Funds — Biotech and POSCO BioVentures

Registered office:	N/A

Directors:	CEO — Stuart W. Peltz, Ph.D. CFO — William Baird General Counsel/Secretary — Mark Boulding

Secretary:	Mark Boulding

Accounting reference date:	31/12/2009

Previous source of funding and amount:	[**]

Cash in bank and other investments:	[**]

Average monthly expenditure:	[**]

Board of Directors:	Michael Schmertzler, Axel Bolte, Soren Carlsen, Ph.D., Carl Goldfischer, M.D., Allan Jacobson, Ph.D., Michael Kranda, Deepa Pakianathan, Ph.D., Stuart W. Peltz, Ph.D., David P. Southwell

Details of Project

5

Scientific advisory Board:	Allan Jacobson, Ph.D., Eric N. Jacobsen, Ph.D., Paul A. Marks, M.D., Robert Schneider, Ph.D., Marvin Wickens, Ph.D., Joseph Puglisi, Ph.D.

Number of Employees:	187

Please enclose a copy of the current Business Plan Executive Summary with application.

6

Q7                       TIME SPENT BY APPLICANTS ON RESEARCH

(a)                         How many hours per week do the Principal Applicant and Coapplicant(s) spend on research?

Principal Applicant	Coapplicant 1	Coapplicant 2	Coapplicant 3	Coapplicant 4
[**]	[**]	[**]

(b)                         How many hours per week will be spent on this project by the Principal Applicant and Coapplicant(s)?

Principal Applicant	Coapplicant 1	Coapplicant 2	Coapplicant 3	Coapplicant 4
[**]	[**]	[**]

Q8 RELATED APPLICATIONS

(a) Is this or a related application currently being submitted elsewhere?	YES ☐ NO ☒

If yes, to which organisation?

By what date is a decision expected? (dd/mm/yy)

(b) Has this, or a similar, application been submitted elsewhere over the past year?	YES ☐ NO ☒

If yes, to which organisation?

What was the result?

(c) Is this application a resubmission or has it been previously considered under another	YES ☐ NO ☒
Wellcome Trust scheme?

If yes, when was it originally considered?

Please give the Wellcome Trust’s reference number:

Briefly state how this application differs from the original (no more than 250 words)

Q9                       SUMMARY OF PROPOSED RESEARCH INCLUDING KEY GOALS

(a)                         For scientifically qualified assessors: (no more than 200 words)

Elevated expression of Bmi-1, a stem cell polycomb protein (also called PCGF4) has been correlated with the chemo- and radio-resistance of a sub-fraction of tumour cells that have stem cell characteristics. These stem-like cells are thought to be responsible for tumour recurrence leading to treatment failures in many cancer types. Bmi-1 has been shown to play a significant role in many neoplasias. In particular, there is significant evidence that Bmi-1 overexpression in glioblastoma, including glioblastoma multiforme (GBM), is a key event for tumour growth. PTC has been searching for compounds that inhibit Bmi-1 protein expression and has identified low molecular weight compounds that potently and selectively target the post-transcriptional regulation of Bmi-1 expression to reduce the translation rate of Bmi-1 in cancer cells and in mouse xenograft models of glioblastoma. The top chemical series are in lead optimisation to improve their pharmaceutical properties. Our goal is to identify compounds that meet our criteria for a Development Candidate (DC). The research plan proposed in this application describes the drug development process of generating and optimizing chemical analogs to define structure-activity-relationships that improve efficacy, potency and pharmaceutical properties that would enable DC identification. Once identified, we will develop an acceptable drug formulation, initiate IND-enabling safety studies, and develop a process for large scale compound synthesis in preparation for a subsequent submission of an IND application.

(b)                         For lay readers: (no more than 200 words)

In this proposal we will be developing a novel drug that will target a protein called Bmi-1, a well established oncogene that has been shown to be overexpressed in tumour cells and necessary for cancer stem cell survival. By inhibiting Bmi-1 expression, we anticipate making resistant cancer

7

stem cells susceptible to treatment. Recent studies have also demonstrated that tumours have a sub-population of cells referred to as “cancer stem cells” that are involved in initiating tumour growth and progression. In addition, these stem-like cells are more resistant to chemical and radiation therapies than are other tumour cells. Thus, although a large portion of the tumour can be debulked by chemo- or radio-therapies, the stem-like resistant cells are a pool of cells that are resistant to cancer therapies, ultimately causing tumour recurrence. Thus, targeting Bmi-1 offers a strategy for therapeutic regimens intended to decrease treatment failures, thereby improving patient outcome.

8

Q10 What is the total requested cost from the Trust? — US$

Funding dependent milestones		Cumulative Costs

Cost of Milestone Period 1 (M1):		$860,000

Cost of Milestone Period 2 (M2):	$2,239,000	$3,099,000	=M1+M2

Cost of Milestone Period 3 (M3):	$2,298,000	$5,397,000	=M1+M2+M3

Q11 Define the primary objective of the proposal and briefly summarise the project work plan. (Maximum 1 page)

The primary objective of this program is the identification and subsequent development of a new class of a bioavailable small molecule that inhibits tumour growth by selectively reducing the Bmi-1 production, an important tumour stem cell factor. Bmi-1 is amongst the most validated of stem cell-associated proteins, is overexpressed in a wide variety of cancers, and is shown to contribute to drug-resistance and treatment failure. We plan to identify a development candidate (DC) for subsequent safety toxicology and clinical studies. We anticipate that this inhibitor will have activity either as monotherapy or in concert with standard-of-care cytotoxic agents to treat gliomas, and feasibly other cancers. As an epigenetic regulatory factor with no known enzymatic activity on which to base a functional assay, targeting of Bmi-1 requires an innovative approach as is proposed here.

PTC Therapeutics is a 12 year old Biopharmaceutical company that leverages its expertise in RNA biology to discover and develop small molecules that selectively modulate the expression of critical genes of medical importance. Using our RNA biology technologies, three compounds are currently in different stages of development. The goal of this proposal is to optimise and develop a low molecular weight inhibitor of Bmi-1 protein expression. This program will be accomplished in three phases: Phase 1 and 2 encompass lead optimisation efforts which will improve the efficacy, safety and pharmaceutical properties of our lead scaffold in order to identify a Development Candidate. Phase 3 encompasses pre-clinical development work in support of the submission of an IND application.

Using our GEMS™ technology to identify low molecular weight compounds that selectively modulate protein expression, we have performed a high throughput screen to identify compounds that reduce Bmi-1 expression, selected lead scaffolds, and performed preliminary structure-activity-relationship (SAR) studies. We have already been successful in identifying potent and selective molecules that reduce endogenous Bmi-1 protein expression, both in vitro and in vivo. Based on these results, our next steps will be to improve oral bioavailability and to determine the safety profile of the Development Candidate (DC). Specifically, the aims of this application are the following:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 36 pages were omitted. [**]

Q19                Please describe the management of the project including the expertise and experience of the management team and the proposed Steering Committee membership

Leadership Team

Drs. Thomas Davis, Young-Choon Moon and Marla Weetall conceived and wrote this application through close cooperation and will serve as Co-applications for this project. Considering the complexity of this proposal, with its emphasis on the identification of a development candidate and development of the preclinical and nonclinical data packages sufficient for the submission of an IND application, we will leverage the diverse expertise and considerable qualifications of Drs. Davis, Moon and Weetall to ensure the successful completion of the aims of this proposal.

Dr. Thomas Davis has over 11 years experience in preclinical oncology drug development. He served as a Laboratory Director in the Department of Radiation Oncology of the Ireland Cancer Center of Case Western Reserve University, and participated in the development of radiosensitising compounds currently in clinical trials. Prior to joining PTC Therapeutics, he worked as a Principal Research Scientist and Group Leader performing preclinical studies of cyclo-oxygenase 2 inhibitors for oncology at Pharmacia/Pfizer. Additionally, at PTC Therapeutics, Dr. Davis has led the PTC299 preclinical oncology project.

Dr. Young-Choon Moon has over 25 years experience in Synthetic and Organic Chemistry, 15 years of which have been in drug discovery. During that time he has been involved in drug design, hit-to-lead optimization, medicinal chemistry, combinatorial chemistry, process chemistry, analytical chemistry, and project management at PTC Therapeutics, Vertex Pharmaceuticals, LG Life Science, and KRICT. Dr. Moon was the chemistry project leader for the discovery and development of PTC299, which is in Phase II trials for oncology. Additionally, he was a key contributor in the discovery and CMC development of ataluren (PTC124), which is in pivotal trials for Duchenne muscular dystrophy and cystic fibrosis.

Dr. Marla Weetall has over 16 years of industry drug discovery and development experience. While at PTC Therapeutics, she has established and manages the pharmacology and pharmaceutical profiling groups. Her teams have completed efficacy, non-GLP exploratory safety and DMPK studies resulting in the selection of four development compounds. Previously, Dr. Weetall participated in three programs that led to the selection of development candidates at Novartis.

Specific Responsibilities

[**].

Meetings and Data Exchange

[**]

[**].

Q20                OUTLINE OF PUBLIC ENGAGEMENT PLANS (max. ½ page)

As a company engaged in discovery and development of small molecule therapeutics for commercial purposes, PTC intends to maintain proprietary data from the research confidential for up to four years following the funding period.

During the four year period, PTC would expect to evaluate whether some or all of the data and related compound structures merit intellectual property protection.

Following this period, PTC would expect to share the data obtained from its research in the form of publications in the scientific literature at a suitable time.

As well, during the four year period, the Wellcome Trust may be free to publish or present on the data of the research pursuant to this grant, provided that the Wellcome Trust shall provide PTC with an advance copy of any proposed publication and text of any proposed presentation for review and comment at least [**] days in advance of its submission for publication or presentation. PTC shall have [**] days to review such advance copy. The Wellcome Trust agrees to delete any information that PTC deems to be confidential or that PTC requests be removed, and to delay any publication or presentation for an additional period of up to [**] additional days to permit the preparation and filing of patent application(s) in accordance with this grant. Any publication or presentation relating to research undertaken pursuant to the terms of this grant shall acknowledge PTC’s contribution thereto in accordance with customary scientific practice.

In addition to data, a large proportion of the chemical structures involved in the research will become publicly available in the form of published patents. The availability of these chemical structures and related data to the public must not be prematurely disclosed to maintain and ensure the patentability of the compounds.

Further, PTC’s policy has been to authorize only the publication of data related to the research in scientific journals and expect this to be the case for this program as well.

Please note that we provide support for researchers in the UK and Republic of Ireland to engage with the lay public. To receive information about training, funding and other public engagement opportunities, please tick the box.

☐

Q21                CURRICULUM VITAE OF APPLICANT(S)

This section should be completed by the Principal Applicant and all Coapplicants, can be duplicated if required.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of seven pages were omitted. [**]

Q22                BIOGRAPHIES OF ADVISORS AND STEERING GROUP

Neil Almstead, PhD, Senior Vice President, Research and CMC, PTC Therapeutics

Dr. Almstead joined PTC in 2000, and is responsible for PTC’s efforts in research and manufacturing. Dr. Almstead joined PTC from Procter & Gamble (P&G) where he was directly involved in the areas of inflammatory diseases and oncology. At P&G he was project leader for both the Matrix Metalloproteinase and Map kinase inhibitor projects. Dr. Almstead has coauthored more than 75 publications and patents pertaining to the design and synthesis of lead candidate compounds for genetic disorders, oncology and inflammatory diseases. After receiving his Ph.D. in Organic Chemistry from the University of Illinois at Urbana-Champaign under the direction of Professor Scott Denmark, Dr. Almstead was a postdoctoral associate at the University of Basel in Switzerland with Professor Bernd Giese.

Joseph M. Colacino, PhD, Vice President, Drug Discovery, PTC Therapeutics

Dr. Colacino joined PTC in March 2003, and oversees all drug discovery activities across therapeutic areas. He brings over 14 years of drug discovery experience from Eli Lilly and Company. At Eli Lilly, he held positions as Research Acquisition Advisor, Director of Virology, and Head of Biology for Infectious Diseases Research. In that capacity, Dr. Colacino initiated and directed research programs in Infectious Diseases and managed a number of internal committees involved in the evaluation of screening methodologies and scientific approaches. Dr. Colacino is widely published and serves on the editorial boards of Antimicrobial Agents and Chemotherapy, Antiviral Chemistry and Chemotherapy, and Progress in Drug Research and has been an expert reviewer for Journal of Virology, Virology and Proceedings of the National Academy of Science. Dr. Colacino received his Ph.D. in Virology from the Cornell Graduate School of Medical Sciences, New York.

Eric N. Jacobsen, PhD, Sheldon Emery Professor of Organic Chemistry, Harvard University

Dr. Jacobsen is a member of PTC Therapeutics Scientific Advisory Board; in addition, he is a consultant for Merck & Co., Inc. and Amgen, Inc. Dr. Jacobsen has received numerous awards for his endeavors, including the NSF Presidential Young Investigator Award (1990), the Packard Fellowship (1991), the Camille and Henry Dreyfus Teacher-Scholar Award (1992), the Alfred P. Sloan Foundation Fellowship (1992), the Cope Scholar Award (1993), the Fluka “Reagent of the Year” Prize (1994), the Thieme-IUPAC Prize in Synthetic Organic Chemistry (1996), the Baekeland Medal (1999), the ACS Award for Creativity in Synthetic Organic Chemistry (2001), election to the American Academy of Arts & Sciences (2004), the ACS HC Brown Award for Creativity in Synthetic Methods (2008) and election to the National Academy of Sciences (2008). Dr. Jacobsen received his Ph.D. in Organometallic Chemistry from the University of California, Berkeley.

Dr. Harry Miao, MD, PhD, Director, Clinical Development, PTC Therapeutics

Originally receiving his MD in China at the University Medical College, Qingdao, Dr. Miao obtained his PhD from the Hebrew University, Hadassah Medical Center in Israel and performed a post-doctoral fellowship at Harvard Medical School. Dr. Miao’s previous industry experience includes six years of work in angiogenesis research, tumour biology, and oncology drug safety at ImClone Systems before joining PTC in January 2007. Since coming to PTC, he has been central to development efforts for PTC299. He has provided the primary leadership role for multiple PTC299 clinical trials, including studies in patients with breast cancer, Kaposi sarcoma, neurofibromatosis, and other solid tumours. Harry has also been instrumental in generating new clinical trials for PTC299 in prostate cancer, glioblastoma, and pediatric brain tumours. Dr. Miao has also overseen the management of PTC’s relationships with multiple contract research organizations.

Dr. Robert Schneider, PhD, Albert B. Sabin Endowed Chair for Molecular Pathogenesis, NYU School of Medicine

Dr. Schneider is a member of PTC Therapeutics Scientific Advisory Board, and holds a PhD in Biomedical Sciences from the Mt. Sinai School of Medicine. Dr. Schneider’s research is directed to the development, progression and metastasis of breast cancer and the interplay of the inflammatory response. In addition, his research explores the molecular understanding of gene regulation by ionizing radiation, particularly its ability to regulate protein synthesis and use of this knowledge for development of new breast cancer treatment strategies. Dr. Schneider is an associate director of the NYU Cancer Institute, director of Translational Cancer Research, co-

Curriculum Vitae of Applicant(s)

director of Translational Research for the NYU Clinical Translational Research Institute, and co-director of the Breast Cancer Research Program at NYU School of Medicine.

Q23                PREVIOUS APPLICATIONS TO THE WELLCOME TRUST

(a)                         Is this the Principal Applicant’s first application to the Wellcome Trust?                                                                                              YES ☒        NO ☐

(b)                         Give details of all previous applications to the Wellcome Trust over the last five years. This information should be provided for the Principal Applicant and all Coapplicant(s). Please include name of grant holder, grant number (if known) and, if application was successful, the amount and period of award.

Q24                SUMMARY OF FINANCIAL SUPPORT REQUESTED - State currency used if not UK £ Sterling. PLEASE NOTE: VAT ON CONTRACT RESEARCH AGREEMENTS IS ALLOWABLE. THESE AGREEMENTS ARE SUBJECT TO NORMAL PROCUREMENT PROCEDURES.

Duration of grant (state in months):             30

Total cost
(a) Salaries	[**]
(b) Materials and consumables	[**]
(c) Animals	[**]
(d) Equipment	[**]
(e) Miscellaneous	[**]
GRAND TOTAL	5,397,000
US$

Financial details

Q25        DETAILS OF FINANCIAL SUPPORT AND RESOURCES REQUESTED - State currency used if not UK £ Sterling.

(a) Salaries

Please refer to guidance notes and definition of terms for further details. Expand table as necessary. Budget is in US$

EFFORT ON
PROJECT
					Increment	Start	Period on	% of
Post		Name	Starting	Grade/	date	date	project	full	London	Total of other	Employer’s	Total cost
no.	Staff category	(if known)	salary	Scale	(dd/mm)	(dd/mm/yy)	(months)	time	Allowance	allowances	contributions	on grant

Confidential Materials were omitted and filed separately with the Securities and Exchange Commission.  A total of one page was omitted [**].

EFFORT ON
Budget Continued							PROJECT
					Increment	Start	Period on	% of
Post		Name	Starting	Grade/	date	date	project	full	London	Total of other	Employer’s	Total cost
no.	Staff category	(if known)	salary	Scale	(dd/mm)	(dd/mm/yy)	(months)	time	Allowance	allowances	contributions	on grant

Confidential Materials were omitted and filed separately with the Securities and Exchange Commission.  A total of one page was omitted [**].

Q25                       DETAILS OF FINANCIAL SUPPORT AND RESOURCES REQUESTED (cont.)

Expand table as necessary.

(b) Materials and consumables (description)	Costs
Biology — Reagents	[**]
Cell/Tissue Culture	[**]
Assay Kits	[**]
Glassware	[**]
Cells	[**]
Chemistry — Reagents	[**]
Solvents	[**]
Glassware	[**]
Licenses	[**]
Misc	[**]
Subtotal	[**]
(c) Animals
Total purchase cost	[**]
Total maintenance cost	[**]
Total procedures cost
Subtotal	[**]

The table below should be duplicated for each different species.

(i) Animal species to be used, and strain if relevant	[**]
[**]
[**]
[**]
[**]
(ii) Source of supply	[**]
[**]
(iii) Purchase
[**]
[**]
Purchase price per animal	[**]
[**]
[**]
Total number of animals to be purchased	[**]
[**]
[**]
Total purchase cost	[**]
(iv) Maintenance

Total number of animals to be maintained	[**]
[**]
[**]
[**]
Total number of weeks’ maintenance required	[**]
[**]
[**]
[**]
[**]
Cost per animal per week	[**]
[**]
Total maintenance cost	[**]
(v) Experimental procedures
Types of procedure(s)
Cost per procedure(s)
Total procedures cost

Q25                DETAILS OF FINANCIAL SUPPORT AND RESOURCES REQUESTED (cont.)

(d)                         Equipment

Please provide contact details for the Institution’s Director of Procurement/Head of Purchasing (or equivalent).

Name:	Tel:

Address:	E-mail:

(i)                                     Request for equipment. Expand table as necessary.

Type of equipment	Equipment specification	Preferred manufacturer/ supplier (if known)	Duration & total cost of maintenance contract to be purchased	Number of items	Cost per item	Total cost

Total:
Contribution from other sources:
Amount requested:

Q25                        DETAILS OF FINANCIAL SUPPORT AND RESOURCES REQUESTED (cont.)

(d)                                 Equipment (cont.)

(ii)                                  Request for equipment maintenance. Expand table as necessary.

Maintenance of existing Wellcome Trust-funded equipment

The Wellcome Trust will only consider providing maintenance funds for equipment more than five years old if the applicant can demonstrate it is cost-effective to do so.

Details of equipment/facility	Wellcome Trust grant reference number and start/end dates of original award	Date of purchase	Start/end dates of any current maintenance contract, length and total cost	% of time/hours of use for this project	Maintenance cost requested based on time used for this project

(iii) Request for access charges. Expand table as necessary.

Access charges

Details of equipment/facility	Original source of funding (provide Wellcome Trust grant reference number if applicable)	Standard access charge per hour/day	% of time/hours of use for this project	Access charge requested based on time used for this project

Q25                DETAILS OF FINANCIAL SUPPORT AND RESOURCES REQUESTED (cont.) — IN US$ Expand table as necessary.

(e) Miscellaneous (description)	Costs
Collaborations	[**]
CMC	[**]
IND Tox	[**]
Subtotal	[**]

Q26                        ACCESS TO RADIATION SOURCES

(a)                                 Will the proposed research require access to either the Synchrotron          YES  ☐    NO ☒

Radiation Source (SRS) at Daresbury or the European Synchrotron Radiation Facility (ESRF) at Grenoble?

If yes, please complete the table below, providing details of beam time requested and scheduling information (anticipated usage must be specified in whole days).

		Special requirements (single bunch,	Total number of	Number of days per annum
Synchrotron	Station	other specify)	days	Year 1	Year 2	Year 3	Year 4	Year 5

(b)                                 Please justify the stations and beam time requested (no more than 500 words).

(c)                                  Will the proposed research require access to a neutron source? YES ☐                NO  ☐

If yes, complete Q26 (a) and (b) above indicating that it is a neutron source that is required, and Q25 (d)(iii) Access charges, detailing the costs required.

Q27                        REASONS FOR SUPPORT REQUESTED

In this section, justify:

(a)                                 Staff requested specifying their roles, responsibilities and location, if appropriate, with respect to the proposed project (no more than 700 words)

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of two pages were omitted [**].

Justification of costs requested

Q28                        FULL ECONOMIC COSTING (UK applicants only)

The Wellcome Trust would like to monitor the full economic cost of research proposals. If your institution is calculating the full economic costs of this proposal, the table below should be completed.

Please note that the Wellcome Trust will not fund the full economic cost of research and the actual costs sought from the Wellcome Trust should be detailed in the ‘DETAILS OF FINANCIAL SUPPORT AND RESOURCES REQUESTED’ section of the form.

This information is being gathered for monitoring purposes only and will have no bearing on the peer review and decision-making process for your application.

(a)                                 Does the host institution use TRAC or an alternative methodology validated by the UK      YES ☐       NO ☐

Research Councils to calculate full economic costs?

(b)                                 If yes, please complete the following table:

	Full Economic Cost (£)	Contribution requested from the Wellcome Trust (£)
Directly Incurred Costs
Staff
Travel and subsistence
Other costs
Equipment
Subtotal
Directly Allocated Costs
Principal Applicant salary costs
Coapplicant salary costs
Estates costs
Other directly allocated costs
Subtotal
Indirect Costs
TOTAL

Administration

Q29	RESEARCH INVOLVING HUMAN PARTICIPANTS, BIOLOGICAL SAMPLES AND PERSONAL DATA

(a)	Does your project involve human participants?	YES ☐	NO ☒
If yes, refer to notes.

(b)	Will personal data be used?	YES ☐	NO ☒

(c)	Will your project involve use of biological samples?	YES ☐	NO ☒

(d)	Please state by whom the project will be, or has been, ethically reviewed, and specify any other regulatory approvals that have been, or will be, obtained.

(e)	In the course of your project:

(i)	Do you propose to use facilities within the National Health Service (NHS)?	YES ☐	NO ☒

(ii)	Does your research involve patients being cared for by the NHS?	YES ☐	NO ☒

(iii)

If the answer is yes to (i) or (ii) above, please indicate which organisation has agreed to be the sponsor for the project under the Research Governance Framework for Health and Social Care, published by the Department of Health in England or the corresponding departments in Northern Ireland, Scotland or Wales.

Please note that the Wellcome Trust cannot act as sponsor.

(f)	If your project involves a clinical trial:

(i)	Please state whether it is covered by The Medicines for Human Use (Clinical Trials) Regulations.	YES ☐	NO ☐

(ii)	Please indicate which organisation has agreed to be the sponsor for the project.

Please note that the Wellcome Trust cannot act as sponsor.

Q30	EXPERIMENTS ON ANIMALS

(a)	Do your proposals involve the use of animals or animal tissue?	YES ☒	NO ☐

(b)	Do your proposals include procedures to be carried out on animals in the UK which require a Home Office licence?	YES ☐	NO ☒
If yes, refer to notes.

(c)	Does the institution where the animal work is to be carried out hold a certificate of designation under the Animals (Scientific Procedures) Act 1986?	YES ☒	NO ☐

(d)	Do your proposals involve the use of animals or animal tissue outside the UK?	YES ☒	NO ☐
If yes, refer to notes.

(e)	If your project does involve the use of animals, what would be the severity of the procedures?	Mild Moderate Substantial	☒ ☒ ☒

(f)	Please provide details of any procedures of substantial or moderate severity (no more than 250 words). [**].

(g)	Why is animal use necessary: are there any other possible approaches? (no more than 250 words)

[**].

(h)	Why is the species to be used the most appropriate? (no more than 250 words)
[**].

Q31	RISKS OF RESEARCH MISUSE

(a)	It is the responsibility of institutions in receipt of Wellcome Trust funding to ensure that any risks that research could be misused for harmful purposes are managed in an appropriate manner.

	Please tick the box to confirm that you have considered whether your proposed research could generate outcomes that could be misused for harmful purposes.		☒

(b)	If you have identified any tangible risks of this type, please briefly describe these risks and the steps that you and your institution will take to manage them (no more than 250 words).
We have no indication that a oncology drug targeting the expression of the protein Bmi-1 would have potential for misuse.

Q32	LOCATION OF RESEARCH

(a)	Will the research project be undertaken in a Wellcome Trust Clinical Research Facility? If yes, please specify:	YES ☐	NO ☒

(b)	Will the research project be undertaken in the Wellcome Trust Sanger Institute or a Wellcome Trust Centre? If yes, please specify:	YES ☐	NO ☒

Please provide a letter of support from the Director of the Centre/Clinical Research Facility specified.

Q33	CONSULTANCIES AND EQUITIES

	Do any of the applicants have consultancies or any equity holdings in companies or other organisations that might have an interest in the results of the proposed research?	YES ☒	NO ☐
If yes, refer to notes and give brief details (no more than 200 words). As determined in his/her capacity as a PTC Therapeutics, Inc. employee

Q34	TREASURY POLICY

This scheme is managed through an agreement that includes the potential for advanced funding by the Wellcome Trust. The Trust requires an outline of your current ‘treasury policy’ prior to the release of funds. It is the Trust’s normal policy that it will be willing to release advance funds where the treasury policy requires cash holdings to be held with banks of a Standard & Poor’s AA- or higher rating, with the bank’s headquarters being EU or US domiciled. Where the treasury policy includes other banks, this may still be acceptable for the purpose of the Trust releasing advance funds, but will be the subject of further review.

Please note, this will not have any impact on consideration on the merits of your application, but allows the Trust to ensure funding can be released in a timely manner, if your application is successful. Any changes in your treasury policy between application and award should be promptly notified to the Trust.

Wachovia Bank, N.A.

SUBJECT CLASSIFICATION

1. SYSTEMS AND PROCESSES

Choose one primary (compulsory) and up to three secondary (optional).

Drug and vaccine development

Cellular processes

Nervous system / Mental health

2. DISEASE

Choose one primary (compulsory) and up to three secondary (optional).

Cancer

3. DISCIPLINE

Choose one primary (compulsory) and up to three secondary (optional).

Health Services Research/Health Systems Research

Developmental biology

Pharmacology/Pharmacy

4.TECHNIQUE

Choose up to three (optional).

5. OTHER IDENTIFIER

Choose up to six (optional).

Translation/protein synthesis

Stem cells

Drug

Central nervous system

6. Tick all relevant boxes (compulsory).

BASIC	☐
CLINICAL	☒
TROPICAL	☐
VETERINARY	☐
TRANSLATION	☒

COLLABORATION
ON A GRANT FORM

Reference Number:

Collaborators, i.e. scientific/medical colleagues, who are associated with a research proposal and named in the body of the application, but are not Coapplicants, are asked to complete this form.

Name of grant applicant:

Department and institution:

Name of collaborator:

Full address:

Title of research project:

Extent and nature of collaboration:
(A brief paragraph providing details of:

• The role and contribution of the collaborator, with an indication of the time the collaborator will spend on the project.

• Any reagents the collaborator will provide. Please indicate if there are any Intellectual Property issues or restrictions arising from Material Transfer Agreements.)

I confirm that I am willing to collaborate as stated above with on this research project

Signed:	Date:

(if more than one copy of this form is required, duplicate as necessary)

Collaboration form

EQUAL OPPORTUNITIES
MONITORING FORM

CONFIDENTIAL

The Commission for Racial Equality and the Equal Opportunities Commission recommend collecting data to monitor the fairness of selection decisions. There is no obligation to provide this information but the Wellcome Trust would be grateful if the Principal Applicant would complete this form to assist with this process. On receipt, this form will be separated from the completed application form. The information provided will be regarded as strictly confidential and will be held on a secure database; it will not be shown to anybody involved in the processing of the application. The Wellcome Trust will anonymise these data (i.e. remove the applicant’s name) when using them for statistical and research purposes.

Name:	[**]
1. Sex:	[**]
2. Date of birth:	[**]
3. Ethnic origin:	[**]
4. Disability:	[**]

Equal opportunities monitoring form

February 23, 2010

Thomas W. Davis, Ph.D.

Director/Oncology

PTC Therapeutics

100 Middlesex Business Center

South Plainfield, NJ 07080-2400

Dear Tom,

I am pleased to confirm my role as a collaborator on your Wellcome Trust grant. As you know we have developed and validated several systems for the isolation and characterization of tumor-initiating cells from a variety of cancers.

I’m enthusiastic about continuing our fruitful collaboration with PTC and look forward to evaluating PTC Therapeutics novel Bmi1 modulators in our systems. The potential of these inhibitors to be effective in multiple cancer types and the possibility of these compounds to inhibit tumor-initiating cells will have a major impact of cancer therapy.

I look forward to assisting you in these exciting studies and will help in anyway possible.

Sincerely,

Daniel J. Medina

Daniel J. Medina, Ph.D.

Associate Professor

195 Little Albany Street • New Brunswick, New Jersey 08903-2681 • Phone: 732.235.CINJ (2465) • www.cinj.org

[ILLEGIBLE]

CONFIDENTIAL

Reference Number:

Collaborators, i.e. scientific/medical colleagues, who are associated with a research proposal and named in the body of the application, but are not Coapplicants, are asked to complete this form.

Name of grant applicant:	Thomas W. Davis, Ph.D.

Department and institution:	Oncology PTC Therapeutics, Inc.

Name of collaborator:	Daniel J. Medina

Full address:	The Cancer Institute of New Jersey 195 Little Albany Street New Brunswick, NJ 08903-2681

Title of research project:	[**]

Extent and nature of collaboration:

(A brief paragraph providing details of:

•    The role and contribution of the collaborator, with an indication of the time the collaborator will spend on the project.

•    Any reagents the collaborator will provide. Please indicate if there are any Intellectual Property issues or restrictions arising from Material Transfer Agreements.)

[**]

I confirm that I am willing to collaborate as stated above with on this research project

Signed:	Daniel J. Medina	Date:	2/24/10

February 24, 2010

Thomas W. Davis, Ph.D.

Director/Oncology

PTC Therapeutics

100 Middlesex Business Center

South Plainfield, NJ 07080-2400

Dear Tom:

It is a pleasure for me to acknowledge my enthusiastic support for your application to the Wellcome Trust for support of your proposed studies of Bmi1 inhibitors in glioblastoma. My laboratory has extensive experience in working with the retroviral models of glioblastoma that have been developed by my colleague, Dr. Peter Canoll (Department of Pathology, Columbia University), and we routinely generate mice with intracranial anaplastic gliomas with defined genetic lesions. These include EGFR amplification, EGFRvIII mutation, PTEN deletion, p53 deletion, both alone and in various combinations. These models are quite robust and reproduce all of the histologic features of human glioblastoma. The Neuro-Oncology Program at Columbia’s Herbert Irving Comprehensive Cancer Center, of which I am Co-Director, also has the capability of utilizing non-invasive imaging to monitor the growth of these tumors, and includes both luminescence-based imaging as well as MRI. All of these capabilities will be available for your proposed studies.

As you know, there are no effective ways of targeting tumor stem cells in human glioblastoma, and our inability to affect this tumor cell population severely limits our ability to effectively treat this disease. I am thus very excited about your proposed studies and look forward to collaborating with you on this important project.

Sincerely,
/s/ Steven S. Rosenfeld

Steven S. Rosenfeld, MD, PhD

Professor and Co-Director, Neuro-Oncology Program

Herbert Irving Comprehensive Cancer Center

Columbia University

710 West 168th St.

Room 204

New York, NY 10032

EQUAL OPPORTUNITIES
MONITORING FORM

CONFIDENTIAL

Reference Number:

Collaborators, i.e. scientific/medical colleagues, who are associated with a research proposal and named in the body of the application, but are not Coapplicants, are asked to complete this form.

Name of grant applicant:	Thomas W. Davis, Ph.D.

Department and institution:	Oncology PTC Therapeutics, Inc.

Name of collaborator:	Steven Rosenfeld, MD, PhD

Full address:	710 West 168th St. New York, NY 10032

Title of research project:

Extent and nature of collaboration:

(A brief paragraph providing details of:

•    The role and contribution of the collaborator, with an indication of the time the collaborator will spend on the project.

•    Any reagents the collaborator will provide. Please indicate if there are any Intellectual Property issues or restrictions arising from Material Transfer Agreements.)

[**] [**]

I confirm that I am willing to collaborate as stated above with on this research project

Signed:	[ILLEGIBLE]	Date:	2/24/10

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted [**]

Redact table.

SCHEDULE 2

CONDITIONS

1.              Compliance with PTCs obligations with respect to the formation and operation of the RSG in accordance with Clause 5;

2.              Engagement and involvement of an independent industry adviser to the RSG with relevant experience in accordance with Clause 5.2(a)(ii);

3.              Timely submissions of reports on Programme progress pursuant to Clause 5.7;

4.              Co-operation with Site Visit Group prior to and during visits in accordance with Clause 6;

5.              Timely consultation with the IPMG on patent strategy and patent prosecution in accordance with Clause 9.

6.              Compliance with the Grant Conditions and any other agreements between PTC and the Trust relating to the Programme;

7.              Seeking and maintaining protection of Background Intellectual Property in accordance with Clause 8.4; and

8.              Compliance with PTC’s treasury policy (such policy to be acceptable to the Trust) in acccordance with Clause 2.9.

SCHEDULE 3

MILESTONES, MILESTONE DATES AND TRANCHES

Milestone		Milestone	Amount of
Number	Milestone Description	Date	Tranche
0	Signing of Agreement	Within [**] Business Days of the Commencement Date	$	[**]
1	[**] [**] [**]	[**] after Commencement Date*	$	[**]
2	[**] [**] [**]	[**] after Commencement Date*	$	[**]
3	[**] [**]	[**] after Commencement Date*		[**]

* in accordance with the provisions of Clause 2.

SCHEDULE 4

Costs of Goods

The Parties acknowledge and agree that in the event an unforeseen cost arises that is not specified below, they shall negotiate in good faith whether such cost is an allowable cost.

For the purpose of calculating the cost of Product a standard costing approach is to be applied in accordance with the Accounting Standard. The following types of expenses shall be included:

(i)            direct materials;

(ii)           direct labour;

(iii)          indirect manufacturing costs;

(iv)          quality assurance, and

(v)           certain variances as set out in paragraph 5 below, but not including other Production costs, as identified below.

Each of these categories of expenses are further specified below.

In any event, the Cost of Goods shall include all cost elements appropriate under the Accounting Standard.

1.             Direct Materials

Materials used in the manufacturing processes that are traced directly to the completed Product, such as:

•                      Inert raw materials or excipients

•                      Active substances/ingredients

•                      Packaging components such as bottles, caps, labels, etc.

2.             Direct Labour

The cost of employees engaged in Production activities that are directly identifiable with Product costs. This shall exclude supervision, which is included in indirect labour, and Production support activities such as inspection, plant and equipment maintenance labour, and material handling personnel. Direct labour cost includes:

•                     Base pay, overtime, vacation and holidays, illness, personal time with pay and shift differential.

•                     Cost of employee fringe benefits such as health and life insurance, payroll taxes, welfare, pension and profit sharing.

3.             Indirect Manufacturing Costs

Costs for plant and equipment are to be applied to standard costs taking normal capacity utilization as a reference.

Costs which are ultimately allocated to Product based on standard direct labour hours of the operating departments. These costs include:

•                                                                  Indirect Production Labour - salaries of employees engaged in Production activities which are not classified as direct labour, including supervision, clerical, etc.

•                                                                  Costs of Direct Labour - employees not utilized for the manufacturing of Product such as training and general duties.

•                                                                  Indirect Materials - supplies and chemicals which are used in the manufacturing process and are not assigned to specific Products but are included in manufacturing overhead costs. Includes supplies for which direct assignment to Products is not practical.

•                                                                  Utilities - expenses incurred for fuel, electricity and water in providing power for Production and other plant equipment and waste disposal.

•                                                                  Maintenance and Repairs - amount of expense incurred in-house or purchased to provide services for plant maintenance and repairs of facilities and equipment.

•                                                                  Other Services - purchased outside services and rentals such as the cost of security, ground maintenance, etc.

•                                                                  Depreciation - of plant and equipment utilizing the straight-line method of calculation.

•                                                                  Insurance - cost of comprehensive and other insurance necessary for the safeguard of manufacturing plant and equipment.

•                                                                  Taxes - expense incurred for taxes on real and personal property (manufacturing site, buildings and the fixed assets of equipment, furniture and fixtures, etc.) If manufacturing site includes other operations (marketing, R&D, etc.), taxes are allocated to manufacturing on the basis of total real and personal property.

•                                                                  Cost of manufacturing, service departments - such as (where applicable):

•      Packaging Engineering

•      Manufacturing Maintenance

•      Industrial Engineering

•      Receiving and Warehousing

•      Purchasing and Accounting

•      Production Scheduling

•      Inventory Management

•      Plant Materials Management

•      Central Weigh

•      Manufacturing Administration

•              Allocated costs of services provided to manufacturing including: (where applicable):

•      Cafeteria

•      Personnel Operations

•      Health and Safety Services

•      Division Engineering and Operations Services

•      Plant Services (housekeeping)

•      Manufacturing Information Systems

•      Plant Power

•      Office of V.P. Manufacturing

Various bases are used for allocating these costs to manufacturing operating departments including headcount, square feet, metered utilities use, estimated services rendered, EDP computer hours, etc.

4.             Quality Assurance Costs

Direct labour and indirect costs for quality assurance departments testing and approving materials used in manufacturing and completed manufacturing batches and finished Products. This includes all manufacturing in-process testing and testing of finished materials. Excluded from Product costs are quality assurance costs related to research and development, stability testing, and other costs customarily excluded from such quality assurance costs.

5.                                      Variance Costs

•                                         Standard Cost of Goods include cost elements which are set at so-called standard costs. They serve as a norm on how much typically a Product costs. Deviations from such standard costs are captured in variances

•                                         Inventory re/devaluation shall mean the gain or loss as a result of the inventory value adjustment due to changes in the standard costs.

•                                         Non-Product related Production costs shall contain technical operations corporate headquarter overhead costs, non Product allocated QA costs, validation costs, directly expensed IT Programme costs, and other costs that cannot be attributed to specific Products.

•                                         Warehousing & distribution costs are costs related to warehousing and distribution activities for finished goods to be shipped to 3rd parties.

•                                         Write-offs are captured for the destruction of Products that cannot be used anymore due to expiration of shelf-life, spoilage in the Production process, and transportation mishaps.

•                                         Third Party royalties are manufacturing and/or supply royalties paid to Third Parties

The following expenses are not included in Production costs:

a)                                     Inventory carrying costs;

b)                                     Regulatory affairs costs;

c)                                     Pilot plant costs, research batches and other similar costs prior to turnover to manufacturing (excluding commercial goods produced by a research facility);

d)                                     Costs incurred by manufacturing for special Programmes to establish and certify new Production processes, batch sizes and Product line improvements, and new vendor certification of equipment and primary materials components;

e)                                     Manufacturing start-up costs and initial one-time extraordinary manufacturing costs incurred prior to plant operation and achievement of a normal Production activity level; including the costs of training, testing, qualification/validation of new equipment and facilities and initial, trial batches;

f)                                       Significant idle capacity is eliminated from factory overhead and Product cost;

g)                                     Finished goods warehousing, shipping and other distribution costs;

h)                                    Product liability and/or business interruption insurance expenses; and

i)                                        Intercompany profit.

SCHEDULE 5

In-kind contributions from PTC and the PTC Group

1.                                   Infrastructure: laboratories and office space, including the costs of buildings, rental, fixtures and utilities) at the PTC’s facilities in New Jersey, USA (the “PTC Facilities”) and provision of the services of the PTC FTEs to the extent set out in the Application.

2.                                   Access to existing equipment and laboratory benches within the PTC Facilities.

SCHEDULE 6

REVENUE SHARING TERMS

1)    Introduction

a)             This Schedule 6 sets out the revenue sharing terms (“Revenue Sharing Terms”) agreed between the Parties.

b)             Each scenario below shall apply based on the description of the scenario.

2)           Scenario 1: PTC exploits the Programme Intellectual Property on a For-Profit Basis alone (or in collaboration with a Distributor or marketing/sales agent under which PTC retains overall control of worldwide commercialization).

a)          PTC shall pay the following stage-based milestones based on multiples of the total Trust Contribution through Regulatory Approval:

i)                 Milestone triggering events and amounts:

[**]

ii)              Worked Example: assumes Trust funds $5.4 million US and PTC does not elect to defer payment of the Phase 3 milestone:

(1) Phase 1 milestone amount = $[**]

(2) Phase 2 milestone amount = $[**]

(3) Phase 3 milestone amount = $[**]

(4) Regulatory Approval milestone amount = $[**]

(5) Total of all milestone amounts= $[**]

iii)           Worked Example: assumes Trust funds $5.4 million and PTC defers at Phase 3:

(1) Phase 1 milestone amount = $[**]

(2) Phase 2 milestone amount = $[**]

(3) Phase 3 milestone amount = $[**]

(4) Regulatory Approval milestone amount = $[**]

(5) Total of all milestone amounts = $35,640,000

iv)          Payment of milestones

(1) Phase 1-Phase 3 milestones shall be payable in equal quarterly installments over expected term of study, with the first installment payment due within [**] Business Days of the milestone triggering event. PTC may by written notice to the Trust elect to defer payment of the Phase 3 milestone until after completion of the first Phase 3 study to be completed in either the USA or the EAA (whichever is the sooner) required for Regulatory Approval (the “Trigger Phase 3”), in which case PTC shall pay such Phase 3 milestone (including additional 1x due for the deferral option) within [**] of completion of the Trigger Phase 3 study. For clarity, if deferred, the payment of Phase 3 milestone is due regardless of outcome of Phase 3 trial(s); provided, that the Trust agrees to accept alternative consideration, such as equity, in the event a cash payment after a Phase 3 trial failure would place PTC in financial distress.

(2) For clarity, milestones are payable only for the first Product to reach the applicable milestone.

(3) The Regulatory Approval milestone shall be payable on the [**]; provided, however, that the Trust will consider in good faith payment of the Regulatory Approval milestone in installments if PTC revenue from all products at the time of Regulatory Approval is less than $[**].

b)          In addition to any milestones payable in accordance with the preceding section, PTC shall also pay royalties on Net Sales of Products, on a Product-by-Product basis; provided, that such royalties shall only be payable in the event the Trust Contribution represents at least [**]% of the proposed $5.4 million US funding amount, and shall be scaled proportionately in the event the Trust Contribution is greater than [**]% but less than 100% of the proposed $5.4 million US funding amount:

i)                 Royalty scale based on Net Sales of Product:

(1) First $[**]%

(2) Next $[**]%

(3) Next $[**]%

(4) Next $[**]%

(5) Over $[**]%

ii)              Royalties payable shall be payable on a country-by-country basis until the longer of (a) the expiration last Valid Claim of a patent in the applicable country or region covering the Product, or (ii) the expiration of marketing exclusivity of a Product in the applicable country or region based on applicable law.

3)           Scenario 2: PTC exploits the Programme Intellectual Property on a For-Profit Basis through outlicensing of a Product to a Third Party on a worldwide, exclusive basis prior to Regulatory Approval.

a)          The parties shall hold an economic stake (“Base Shares”) in the Product calculated as of outlicensing effective date based on their respective economic contributions.

i)                 On the Commencement Date, PTC begins with $5.4 million Base Shares, and the Trust with zero.

ii)              As the Trust pays the proposed the proposed $5.4 million US funding amount over the Programme Term, the Trust’s Base Share shall increase proportionately. By way of example, [**].

iii)           Following the Programme Term, PTC’s ownership of Base Shares shall increase proportionately based on PTC’s continuing economic contribution. By way of example, [**].

b)          All consideration attributable to outlicensing to a Third Party (other than debt at arm’s length interest rates or bona fide research funding) shall be divided between PTC and the Trust according to relative Base Share ownership at the time of such outlicensing. By way of example, [**].

c)           For clarity, once outlicensing under this scenario has occurred, then the milestones provided for in scenario 1 shall no longer apply following the effective date of the outlicense; provided, that if a milestone trigger event occurred prior to the outlicense but installment payments are ongoing, PTC must complete such milestone payments.

d)          For clarity, neither PTC nor the Third Party gaining the outlicense shall make any royalty payments to the Trust under this scenario.

e)           License or access payments to Third Parties for enabling technologies required, in the good faith judgment of PTC, to develop and commercialize a Product shall be counted in the calculation of Base Shares under this scenario; provided, however, that such payments shall not include license or access payments made with respect to the composition of matter or method of use of those active ingredient(s) in the Product that incorporate, comprise or are derived from the Programme Intellectual Property.

4)           Scenario 3: PTC exploits the Programme Intellectual Property on a For-Profit Basis by retaining development/commercialization rights to Product in some regions of the World or with respect to some uses of the Product (either alone or in a collaboration with a Distributor or marketing/sales agent under which PTC retains overall control of commercialization)), and outlicenses the Product on an exclusive basis in other regions of the World or with respect to other uses of the Product.

a)          In this scenario, any consideration from outlicensing (other than debt at arm’s length interest rates or bona fide research funding) shall be divided between the parties according to Base Shares as of effective date of the outlicense.

b)          In addition, following such outlicense, PTC shall pay milestones and royalties based on scenario 1 for those regions of the World or uses of the Product for which it retains rights, subject to the following adjustments:

i)                 PTC will prepare a written proposal for adjustment to milestones and royalties based on its modeling of the relative values of market share outlicensed vs. market share retained by PTC.

(1)         The Trust shall consider PTC’s proposal in good faith, and prepare a written counterproposal if it wishes;

(2)         The parties shall negotiate in good faith for reasonable allocation of relative value of markets based on their proposals;

(3)      If the parties cannot agree within [**] days, then the matter shall be referred for final determination via arbitration pursuant to Clause 19.3(a).

(4)      Once the relative value of the markets outlicensed versus the markets retained by PTC is determined, PTC’s obligation to make continuing milestone and royalty payments pursuant to Scenario 1 shall be reduced according to relative value of markets outlicensed versus the markets retained. By way of example, if PTC outlicensed [**] of the market value of a Product, then a milestone payment of $[**] owed under scenario 1 would be reduced to a milestone payment of $[**] under this scenario 3, and a [**]% Net Sales royalty under scenario 1 would become a [**]% Net Sales royalty under this scenario 3.

5)           Other Scenarios:

a)          If a situation arises that is not covered by any of the foregoing three scenarios, the parties will negotiate in good faith for an appropriate economic arrangement based on Base Shares.

i)                 If the parties cannot agree, each party shall prepare a written proposal and accompanying rationale for an appropriate economic arrangement.

ii)              The parties shall then negotiate in good faith based on their respective proposals.

iii)           If parties cannot agree within [**] days, then the matter shall be referred for final determination via arbitration pursuant to Clause 19.3(a).

Signed for and on behalf of

PTC THERAPEUTICS, INC.

by its duly authorised representative:

Signature:	/s/ Stuart W. Peltz

Name:	Stuart W. Peltz

Title:	President & CEO

Date:	May 26, 2010

Signed for and on behalf of		Signed for and on behalf of

THE WELLCOME TRUST LIMITED as		THE WELLCOME TRUST LIMITED as
trustee of the Wellcome Trust		trustee of the Wellcome Trust

by its duly authorised representative:		by its duly authorised representative:

Signature:	/s/ Richard Seabrook	Signature:	/s/ Bina Rawal

Name:	Dr Richard Seabrook	Name:	Dr Bina Rawal

Title:	Head of Business Development	Title:	Head of Medical Affairs
	Technology Transfer		Technology Transfer

Date:	26/May/2010	Date:	26/5/10